Securities and Exchange Commission
                             Washington, D.C. 20549

                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )
Filed by the Registrant [X]
Filed by a Party other than the  Registrant[ ]
Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential,  for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive  Proxy  Statement
[ ] Definitive Additional  Materials
[ ] Soliciting  Material  Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            American Express Company
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing  Fee (Check the  appropriate  box):
[X] No fee  required
    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which  transaction  applies:

         --------------------------------------------------------------

         2) Aggregate number of securities to which transaction  applies:

         --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------------------------------

         4) Proposed maximum  aggregate value of transaction:

         --------------------------------------------------------------

         5) Total fee paid:

         --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        ---------------------------------------------------------------

        2) Form,  Schedule or Registration  Statement No.:

        ---------------------------------------------------------------

        3) Filing Party:

        ---------------------------------------------------------------

        4) Date Filed:

        ---------------------------------------------------------------

                 AMERICAN EXPRESS COMPANY
[LOGO]           200 VESEY STREET
                 NEW YORK, NEW YORK 10285



--------------------------------------------------------------------------------
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD APRIL 27, 1998
--------------------------------------------------------------------------------


         The Annual Meeting of Shareholders of American Express Company, a New York corporation, will be held at the executive offices of the Company, 200 Vesey Street, 26th Floor, New York, New York 10285 (see directions on back cover), on Monday, April 27, 1998 at 10:00 A.M., local time, for the following purposes:

         1.  To elect directors;

         2. To ratify the selection by the Company's Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1998;

         3. To consider and vote upon the adoption of the American Express Company 1998 Incentive Compensation Plan, a copy of which is annexed to this proxy statement;


         4. and 5. To consider and vote upon two shareholder proposals, one relating to cumulative voting and one relating to executive compensation, each of which the Board of Directors opposes; and

         To transact such other business as may properly come before the meeting.

                                     By Order of the Board of Directors:





                                                   STEPHEN P. NORMAN
                                                       SECRETARY

March 10, 1998

         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE AS DESCRIBED IN THE ENCLOSED TELEPHONE VOTING INSTRUCTIONS.

                  This Statement is printed on recycled paper.

                                 [Recycle Logo]

                            AMERICAN EXPRESS COMPANY
{LOGO]                          200 VESEY STREET
                            NEW YORK, NEW YORK 10285


                                                                  March 10, 1998



                                 PROXY STATEMENT

VOTE BY PROXY

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held on Monday, April 27, 1998, and for any adjournment of the meeting. A copy of the notice of the meeting is attached. This proxy statement and form of proxy are first being mailed to shareholders on or about March 11, 1998.

      You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you are a shareholder of record located in the U.S., you may vote your proxy by telephone as described in the enclosed telephone voting instructions. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares, which may include telephone voting instructions. Shareholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by submitting a later dated proxy, by submitting subsequent voting instructions by telephone, or by voting in person at the meeting.

      The enclosed proxy indicates on its face the number of common shares registered in the name of each shareholder of record on March 2, 1998, including shares enrolled in the Company's Shareholder's Stock Purchase Plan.

      Proxies furnished to employees set forth the number of shares credited to their employee benefit plan accounts. Proxies returned or telephone voting instructions sent by employees who participate in such plans will be considered to be voting instructions to be followed by the plan trustee in voting the shares credited to these accounts.



CONFIDENTIAL VOTING

      As a matter of Company practice, the proxies, ballots and voting tabulations relating to individual shareholders are kept private by the Company. Such documents are available for examination only by the Inspectors of Election and certain employees of the Company's independent tabulating agent engaged in processing proxy cards and tabulating votes. The vote of any individual shareholder is not disclosed to management except as may be necessary to meet legal requirements. However, because all comments from shareholders made on the proxy cards will be forwarded to management, the votes of the commenting shareholders may be revealed.


GENERAL

      Unless contrary instructions are indicated on the proxy or submitted by telephone, all shares represented by valid proxies received pursuant to this solicitation (and not revoked) will be voted as follows:

      FOR the election of all nominees for directorships named in the proxy statement,

      FOR ratification of the selection of Ernst & Young LLP as independent auditors for 1998,

      FOR the adoption of the Company's 1998 Incentive Compensation Plan,

      AGAINST the shareholder proposal relating to cumulative voting, and

      AGAINST the shareholder proposal relating to executive compensation.

      If a shareholder specifies a different choice on the proxy or by telephone, his or her shares will be voted as specified.

      The closing price of the Company's common shares on March 2, 1998, as reported by the New York Stock Exchange Composite Transactions Tape, was $91.625 per share.

      The Company's 1997 Annual Report has been mailed to shareholders in connection with this solicitation. A COPY OF THE COMPANY'S 1997 FORM 10-K, EXCLUSIVE OF CERTAIN EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, 200 VESEY STREET, NEW YORK, NEW YORK 10285-5005.

COST OF PROXY SOLICITATION

      The Company will bear the cost of soliciting proxies. Directors, officers or employees of the Company may solicit proxies on behalf of the Company in person or by telephone, facsimile or electronic mail. The Company has engaged the firm of Morrow & Co. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Morrow & Co. a fee of $18,000 plus expenses for these services.

      The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange for sending proxies and proxy material to the beneficial owners of common shares.

THE SHARES VOTING

      The only voting securities of the Company are common shares, of which 465,057,281 shares were outstanding as of March 2, 1998. Each share is entitled to one vote. Management believes that as of December 31, 1997, no person beneficially owned more than five percent of the outstanding common shares of the Company, except as set forth in the table below.


                                          NUMBER OF AMERICAN
           NAMES AND ADDRESSES          EXPRESS COMMON SHARES        PERCENT OF
          OF BENEFICIAL OWNERS           BENEFICIALLY OWNED           CLASS (%)
           -------------------          ---------------------         ---------
      Warren E. Buffett,                     49,456,900 (1)              10.6%
      Berkshire Hathaway Inc.
      and subsidiaries
      1440 Kiewit Plaza
      Omaha, Nebraska 68131

      Edward C. Johnson 3d,                  46,462,375 (2)              10.0%
      Abigail P. Johnson and
      FMR Corp.
      82 Devonshire Street
      Boston, Massachusetts 02109
-------------
(1) Reflects shares beneficially owned as of December 31, 1997, according to information provided by Berkshire Hathaway Inc. ("Berkshire"). Of the shares shown, 39,005,293 shares were beneficially owned by National Indemnity Company, a subsidiary of Berkshire. Mr. Buffett, Berkshire and the subsidiaries share voting and dispositive power over these shares. Mr. Buffett, his spouse and a certain trust of which Mr. Buffett is a trustee, but in which he has no economic interest, own approximately 41.5% of the aggregate economic interests of the outstanding Class A and Class B shares of Berkshire. As a result of such ownership and control, Mr. Buffett may be deemed to be the beneficial owner of shares beneficially owned by Berkshire.

      In connection with obtaining the approval of the Board of Governors of the Federal Reserve System to acquire up to 17% of the outstanding voting shares of the Company, Berkshire and the Company have entered into an agreement (effective for such time as Berkshire owns 10% or more of the Company's outstanding voting securities), and Berkshire has made commitments to the Board of Governors, designed to ensure that Berkshire's investment in the Company will at all times be passive. Pursuant to an additional agreement, so long as Berkshire owns 5% or more of the Company's voting securities and Harvey Golub is the Company's Chief Executive Officer, Berkshire and its subsidiaries will vote all Company common shares owned by them in accordance with the recommendations of the Board of Directors of the Company. Subject to certain exceptions, Berkshire and its subsidiaries will not sell Company common shares to any person who owns more than 5% of the Company's voting securities or who seeks to change the control of the Company without the consent of the Company.

(2) Reflects shares beneficially owned as of December 31, 1997, according to a statement on Schedule 13G filed with the SEC. According to such Schedule 13G, beneficial ownership was held as follows: sole dispositive power--FMR Corp. ("FMR"), Mr. Johnson and Ms. Johnson - 46,457,075 shares; sole voting power--FMR - 2,689,383 shares, Mr. Johnson - 5,393 shares, and Ms. Johnson - 0 shares; shared dispositive and shared voting power--FMR and Mr. Johnson - 4,500 shares and Ms. Johnson - 0 shares. Of the shares shown, 42,532,512 shares were beneficially owned by FMR's wholly-owned subsidiary, Fidelity Management and Research Company, and 323,980 shares were beneficially owned by Fidelity International Limited ("FIL"). Mr. Johnson and members of the Johnson family form a controlling group with respect to FMR. Approximately 40% of the voting stock of FIL is owned by a partnership controlled by Mr. Johnson and members of his family. Mr. Johnson serves as Chairman of FMR and FIL. As a result of such common ownership and control, FMR may be deemed to be a beneficial owner of the shares owned by FIL. FMR disclaims beneficial ownership of the 323,980 shares beneficially owned by FIL.

VOTE REQUIRED

      The 13 nominees receiving the greatest number of votes cast by the holders of the Company's common shares entitled to vote at the meeting will be elected directors of the Company.

      The affirmative vote of a majority of the votes cast at the meeting is necessary to ratify the selection of auditors, to adopt the 1998 Incentive Compensation Plan (the "1998 Plan") and to approve the shareholder proposals.

METHOD OF COUNTING VOTES

      Each common share is entitled to one vote. Votes will be counted and certified by the Inspectors of Election, who are employees of ChaseMellon Shareholder Services, L.L.C., the Company's independent Transfer Agent and Registrar. Under SEC rules, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast in connection with the selection of auditors, the 1998 Plan, and each of the shareholder proposals. Votes withheld in connection with one or more of the nominees for director will not be counted as votes cast for those nominees.

      The New York Stock Exchange has informed the Company that management's proposals to elect directors and to ratify the selection of auditors are each considered "discretionary" items. This means that brokerage firms may vote in their discretion on behalf of their clients if their clients have not furnished voting instructions at least fifteen days prior to the date of the shareholders' meeting. However, management's proposal to adopt the 1998 Plan and each of the shareholder proposals are "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on these items. Such "broker non-votes" will not be considered as votes cast in determining the outcome of these proposals.

SHAREHOLDERS ENTITLED TO VOTE

      Only shareholders of record at the close of business on March 2, 1998 will be entitled to vote at the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth, as of March 2, 1998, common shares of the Company owned by each current director and nominee for director and by all current directors and executive officers of the Company as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. The table also shows the common share equivalent units held by directors under the Directors' Deferred Compensation Plan described on page 8.



                                                                AMERICAN EXPRESS
                                                NUMBER OF         COMMON SHARES
                                            AMERICAN EXPRESS      WHICH MAY BE
      NAMES OF DIRECTORS                         COMMON          ACQUIRED WITHIN      COMMON SHARE
         AND NOMINEES                      SHARES OWNED (1)(2)     60 DAYS (3)      EQUIVALENTS (4)
         ------------                      ------------------      -----------      ---------------

      Daniel F. Akerson.....................      10,200               1,999               3,442
      Anne L. Armstrong.....................       8,001               4,819               8,923
      Edwin L. Artzt........................       6,500               1,699                  --
      William G. Bowen......................       8,360               4,279                  --
      Kenneth I. Chenault...................     210,883             283,652                  --
      Charles W. Duncan, Jr.................      55,681               7,699              25,708
      Harvey Golub..........................     440,683             739,057                  --
      Beverly Sills Greenough...............       5,000               3,759                  --
      F. Ross Johnson.......................      17,621               7,699                  --
      Vernon E. Jordan, Jr..................       7,471               4,279              12,750
      Jan Leschly...........................      23,700                 333                 592
      Drew Lewis............................      20,200               2,597                  --
      Aldo Papone...........................      22,095               5,419                  --
      Frank P. Popoff.......................       8,759               1,000                  --
      All current Directors and
        Executive Officers as a.............   ---------           ---------              ------
        group (30 individuals) (5)..........   1,494,493           3,607,707              51,415

-------------
(1) The number of shares owned by Messrs. Golub and Chenault and all current directors and executive officers as a group includes 733, 5,176 and 38,451 shares held in their respective employee benefit plan accounts as of March 2, 1998.

      The number of common shares shown includes 2,000 shares held by a trust of which Mr. Popoff is a trustee. The number of common shares shown also includes 500 shares held by a trust of which an executive officer is co-trustee and 432 shares owned by children of such executive officer. The number of common shares shown does not include shares as to which the nominees and all current directors and executive officers as a group have disclaimed beneficial ownership, as follows: 6,060 shares held by Duncan Investors Ltd. of which Mr. Duncan is a partner, 6,150 shares held by a trust of which Mr. Golub's wife is the sole trustee, 3,015 shares owned by a child of Mr. Golub, 15,335 shares held by a limited partnership of which Mr. Chenault and his wife are the general partners, 14,342 shares held by Mr. Chenault's wife outright or as trustee or custodian for their children, and 45,933 shares disclaimed by all current directors and executive officers as a group.

(2) The number of shares owned by Messrs. Golub and Chenault and all current directors and executive officers as a group includes 17,500, 92,458 and 276,089 shares, respectively, of restricted stock as to which the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of these restricted shares lapse over a period of years ending in the year 2004.

(3) Shares shown include common shares subject to stock options and common shares issuable upon conversion of convertible debentures. Messrs. Golub and Chenault and all current directors and executive officers as a group hold debentures that are convertible into 11,810, 3,980 and 22,641 shares respectively.

(4) These common share equivalent units are held in the Deferred Compensation Plan for Directors described on page 8.

(5) The Company's current directors and executive officers as a group beneficially owned approximately 5,102,200 of the Company's common shares as of March 2, 1998, representing approximately 1.1% of the Company's outstanding common shares. As of that date, none of the individuals named in the above table beneficially owned more than 1% of the Company's outstanding common shares.

                                  -------------

SHARE OWNERSHIP GUIDELINES FOR DIRECTORS

      The Board of Directors believes that as a matter of governance each director should acquire and maintain a meaningful investment in the Company. Accordingly, the Board of Directors has observed since February 1994 a voluntary share ownership guideline of 10,000 Company shares or share equivalents for each director, such number of shares to be acquired over a five-year period commencing February 1994 or on the date of such director's first election to the Board, whichever is later.

SECURITY OWNERSHIP OF NAMED EXECUTIVES

      The following table sets forth, as of March 2, 1998, beneficial ownership of common shares of the Company by Harvey Golub, Chief Executive Officer of the Company, and each of the four other most highly compensated executive officers of the Company at the end of 1997 (collectively, the "named executives"). Except as described below, each of the named executives has sole voting and investment power with respect to the shares shown.

                                                                          AMERICAN EXPRESS
                                                  NUMBER OF AMERICAN        COMMON SHARES
                                                    EXPRESS COMMON      WHICH MAY BE ACQUIRED
      NAME                                        SHARES OWNED (1)(2)    WITHIN 60 DAYS (3)
      ----                                        -------------------    ------------------

      H. Golub..............................             440,683                739,057
      K. I. Chenault........................             210,883                283,652
      G. L. Farr............................              51,851                269,999
      J. S. Linen...........................             159,630                453,529
      R. K. Goeltz..........................              10,004                 39,998

-------------

(1) The number of shares owned by Messrs. Golub, Chenault, Farr, Linen and Goeltz includes 733, 5,176, 390, 7,699 and 4 shares held in their respective employee benefit plan accounts as of March 2, 1998.

      The number of common shares shown does not include shares as to which Messrs. Golub and Chenault have disclaimed beneficial ownership, as follows: 6,150 shares held by a trust of which Mr. Golub's wife is the sole trustee, 3,015 shares owned by a child of Mr. Golub, 15,335 shares held in a limited partnership of which Mr. Chenault and his wife are the general partners and 14,342 shares held by Mr. Chenault's wife outright or as trustee or custodian for their children. The number of common shares owned by Mr. Linen includes 500 shares held by a trust of which he is a co-trustee and 432 shares owned by his children.

(2) The number of shares owned by Messrs. Golub, Chenault, Farr, Linen and Goeltz includes 17,500, 92,458, 12,500, 11,404 and 10,000 restricted shares, respectively, as to which the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of these restricted shares lapse over a period of years ending in the year 2004.

(3) Shares shown include common shares subject to stock options and common shares issuable upon conversion of convertible debentures. Messrs. Golub and Chenault hold debentures that are convertible into 11,810 and 3,980 shares, respectively.


                            GOVERNANCE OF THE COMPANY

      The business of the Company is managed under the direction of its Board of Directors. Of the 13 director nominees, only Messrs. Golub and Chenault are employees of the Company or a subsidiary.

      The Board of Directors has six standing committees. Committee memberships, the number of committee meetings held during 1997 and the functions of those committees are described below.

AUDIT COMMITTEE

      The current members of the Audit Committee are Charles W. Duncan, Jr. (Chairman), Daniel F. Akerson, Edwin L. Artzt, William G. Bowen, Jan Leschly and Drew Lewis.

      The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, financial and internal control practices of the Company and its subsidiaries. The Committee has general responsibility for reviewing with management the financial and internal controls and the accounting, audit and reporting activities of the Company and its subsidiaries. The Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit, reviews their non-audit services and related fees, is informed of their significant audit findings and management's responses thereto, and annually reviews the status of significant current and potential legal matters. In addition, the Committee reviews the scope of the internal auditors' plans each year and the results of their audits. The Committee also receives reports on the U.S. Federal Sentencing Compliance program, including a review of the distribution of and compliance with the Company's Code of Conduct, which is sent periodically to employees of the Company and its subsidiaries around the world, and receives reports as to compliance with the Code. The Committee is also empowered to conduct its own investigations into issues related to its responsibilities and to retain independent counsel or outside experts for such purposes.

      During 1997 the Audit Committee met five times.

COMPENSATION AND BENEFITS COMMITTEE

      The current members of the Compensation  and Benefits  Committee are Frank
P. Popoff (Chairman), Anne L. Armstrong, Edwin L. Artzt, Beverly Sills Greenough and F. Ross Johnson.

      The Compensation and Benefits Committee consists solely of directors who are not current or former employees of the Company or a subsidiary and oversees incentive compensation plans for officers and key employees, approves standards for setting compensation levels for Company executives and administers the Company's executive incentive compensation plans for senior executives. The Committee also approves the compensation of certain employees whose salaries are above specified levels and makes recommendations to the Board for approval as required. The Committee conducts an annual review of the performance of the Company's Chief Executive Officer. It also reviews senior management development programs and appraises senior management's performance. The Committee is authorized to hire and regularly consult with independent compensation advisors.

      The Committee represents the Board in discharging its responsibilities with respect to the Company's employee pension, savings and welfare benefit plans. It appoints the members of management who serve on the Employee Benefits Administration Committee and the Benefit Plans Investment Committee, which are responsible, respectively, for the administration of the plans of the Company and for the custody and management of assets of those plans that are funded. The Committee receives periodic reports from the Employee Benefits Administration and Benefit Plans Investment Committees on their activities.

      During 1997 the Compensation and Benefits Committee met four times.

COMMITTEE ON DIRECTORS

      The current members of the Committee on Directors are Vernon E. Jordan, Jr. (Chairman), Anne L. Armstrong, Charles W. Duncan, Jr., and Drew Lewis.

      The Committee on Directors identifies and recommends candidates for election to the Board. It advises the Board on matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors, and compensation and benefit programs for non-employee directors. The Committee makes recommendations relating to the duties and membership of committees of the Board.

      The Committee recommends processes to evaluate the performance and contributions of the Board as a whole and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board.

      The Committee also considers candidates who are recommended by shareholders in accordance with the early notification and other requirements set forth on page 31. Any shareholder who wishes to recommend a candidate for election to the Board should submit such recommendation to the Secretary of the Company.

      During 1997 the Committee on Directors met two times.

EXECUTIVE COMMITTEE

      The  current   members  of  the  Executive   Committee  are  Harvey  Golub
(Chairman), William G. Bowen, Charles W. Duncan, Jr., Vernon E. Jordan, Jr. and Frank P. Popoff.

      The Executive Committee is empowered to meet in place of the full Board when emergency issues or scheduling makes it difficult to convene all of the directors. The Committee may act on behalf of the Board on all matters permitted by New York State law. All actions taken by the Committee must be reported at the Board's next meeting.

      The Executive Committee held no meetings during 1997.

FINANCE COMMITTEE

      The current members of the Finance Committee are Drew Lewis (Chairman), Daniel F. Akerson, Kenneth I. Chenault, F. Ross Johnson and Aldo Papone.

      The Finance Committee oversees the investment of the Company's funds, reviews the parameters of investment programs, receives reports on the progress of investment activities and considers strategies as they relate to changing economic and market conditions. The Committee's duties also include responsibility for reviewing with management the capital needs and allocations of the Company and its subsidiaries, including the Company's external and intra-company dividend policies. The Committee also provides consultation on the financial aspects of divestitures, acquisitions, major capital commitments, major borrowings and proposed issuances of debt or equity securities, whether privately or publicly distributed.

      During 1997 the Finance Committee met three times.

PUBLIC RESPONSIBILITY COMMITTEE

      The current members of the Public Responsibility Committee are William G. Bowen (Chairman), Beverly Sills Greenough, Vernon E. Jordan, Jr., Jan Leschly and Aldo Papone.

      The Public Responsibility Committee reviews and considers the Company's position and practices on issues in which the business community interacts with the public, such as consumer policies, employment opportunities for minorities and women, protection of the environment, purchasing from minority-owned businesses, philanthropic contributions, privacy, shareholder proposals involving issues of public interest, and similar issues, including those involving the Company's positions in international affairs.

      During 1997 the Public Responsibility Committee met two times.

DIRECTORS' FEES AND OTHER COMPENSATION

      Directors who are not current employees of the Company or one of its subsidiaries receive a retainer of $16,000 per quarter, except that directors who attend fewer than 75 percent of the meetings of the Board and committees on which they serve do not receive the fourth quarterly retainer. Each non-employee director who serves as the chairman of one of the Board's standing committees receives an annual retainer of $10,000. Directors do not receive separate fees for attendance at Board or committee meetings. Directors are reimbursed for their customary and usual expenses incurred in attending Board, committee and shareholder meetings, including expenses for travel, food and lodging. Directors who are current employees of the Company or a subsidiary receive no fees for service on the Board or Board committees of the Company or any of its subsidiaries.

      In 1997 the Company adopted the Directors' Stock Plan to increase the equity component of directors' annual compensation and thereby more closely align their interests with those of the Company's shareholders. Under the Plan, each non-employee director receives 200 common shares on the first business day of each year, commencing January 1998, for service in the prior year. However, if a director has attended less than 75% of all board meetings and meetings of committees on which such director served during the prior calendar year, the director will receive 150 Common Shares. Directors who join the Board on or after July 1 receive 100 shares. On January 2, 1998, all non-employee directors received 200 shares for 1997 service.

      In March 1996 the Company amended its Retirement Plan for Non-Employee Directors. Pursuant to the amendment, non-employee directors elected to the Board after March 31, 1996 for the first time are not eligible to participate in the plan. The plan is an unfunded, nonqualified plan that covers directors of the Company whose Board service began on or prior to March 31, 1996 and who are not current or former employees of the Company or its subsidiaries. Such non-employee directors who serve at least five full years are eligible to receive, upon their retirement from the Board of Directors, an annual benefit of $30,000. The Company will pay the benefit for a period of years equal to the number of full years of service as a director or until death occurs, whichever is earlier. In addition, the plan provides discretion for the Board to grant benefits to any current non-employee director who does not otherwise qualify for a benefit under the plan, although the Company has never made such discretionary grants and does not contemplate any.

      The Company also provides each non-employee director with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Non-employee directors are also eligible to purchase $50,000 of additional group term life insurance coverage. In 1997 six non-employee directors purchased such insurance.

      The Company maintains a Deferred Compensation Plan for Directors under which directors may defer all or a portion of their annual compensation in either a cash-based account or in Company Common Share Equivalent Units until retirement or a later specified date. A Company Common Share Equivalent Unit is an amount payable in cash which is designed to replicate the value of a Company common share, including reinvested dividends. During 1997 deferred amounts credited to the cash-based account earned interest at a rate equivalent to the Moody's Average Corporate Bond Yield, and amounts credited to the Company Common Share Equivalent Units were valued on the basis of the price of the Company's common shares plus reinvested dividend equivalents. In 1997 the Company amended its plan to provide that beginning in 1998, the crediting rate for the cash portion of any deferred amounts will be the ROE based crediting schedule that is provided in the Pay for Performance Deferral Program described on page 13. The amendments also permit directors to switch deferred balances between the cash-based and the stock-based investment alternatives. At the present time six directors participate in the plan. Accumulated Common Share Equivalent Units are shown on page 4.

      In 1993 the shareholders of the Company approved a Directors' Stock Option Plan (the "1993 Plan"), which provides for the automatic annual grant to each non-employee director of a nonqualified option to purchase 1,000 common shares of the Company, as of the date of each annual meeting of shareholders at which the director is elected or re-elected. Under the 1993 Plan the option exercise price is 100 percent of the fair market value of a common share on the date of grant. Each option has a ten-year term and generally becomes exercisable in three equal annual installments beginning on the first anniversary of the date of grant. On April 28, 1997 each of the 12 then incumbent non-employee directors (11 of whom are also current nominees for re-election as directors) received a stock option to purchase 1,000 shares at an exercise price of $62.81 per share.

      As part of its overall program to promote charitable giving as a means to enhance the quality of life in the many communities in which the Company's businesses operate, the Company maintains a Directors' Charitable Award Program pursuant to which the Company has purchased life insurance policies on the lives of participating directors and advisors to the Board who previously served as directors. Upon the death of an individual director or advisor, the Company expects to receive a $1 million death benefit, or $500,000 in the case of advisors. The Company in turn expects to donate one-half of the individual death benefit to the American Express Foundation and one-half to one or more qualifying charitable organizations recommended by the individual director or advisor. Individual directors and advisors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The Company bears only nominal cost, and benefits paid to the Company's Foundation reduce the amount of funding that the Company provides to the Foundation.

      Messrs. Duncan and Papone serve as directors of American Express Bank Ltd. ("AEB"), for which each receives an annual retainer of $25,000 and fees of $1,000 for attendance at each board meeting. Mr. Duncan also receives an annual retainer of $5,000 as chairman of AEB's Audit Committee and $750 for attendance at each committee meeting.

      Effective December 31, 1990, Mr. Papone retired as Chairman and Chief Executive Officer of American Express Travel Related Services Company, Inc. ("TRS"). During 1997 Mr. Papone served as Senior Advisor and provided consulting services individually and through his firm to the Company and TRS pursuant to two consulting agreements providing for compensation of $18,750 per month under the Company agreement and $250,000 for 1997 under the TRS agreement. The Company expects these arrangements to continue in 1998. Mr. Jordan is a senior partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. which provided legal services to the Company in 1997 and is providing such services to the Company in 1998 at customary and usual rates.

                              ELECTION OF DIRECTORS

      An entire Board of Directors, consisting of 13 members, is to be elected at the meeting, to hold office until the next Annual Meeting of Shareholders. In the case of a vacancy, the Board of Directors, upon the recommendation of the Committee on Directors, may elect another director as a replacement or may leave the vacancy unfilled. Decisions regarding the election of new directors during the year normally are based upon such considerations as the size of the Board and the need to obtain fresh perspectives or to replace the particular skills or experience of former directors. Mr. Papone is retiring as a director of the Company on April 27, 1998 pursuant to the Board's mandatory retirement policies.

      During 1997 the Board of Directors met nine times and each of the current directors attended more than 75 percent of the meetings of the Board and of the Board committees on which the director served.

      Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the following nominees, all of whom have consented to being named in this proxy statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any nominee is unable to serve.


      The following information is provided with respect to the nominees for directorships. Italicized wording indicates principal occupation.


DANIEL F. AKERSON                            Director since 1995          Age 49

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, NEXTEL COMMUNICATIONS, INC., a domestic and international digital wireless communications company, March 1996 to present; General Partner, Forstmann Little & Co., an investment banking firm, 1994 to March 1996; Chairman and Chief Executive Officer, General Instrument Corporation, a company engaged in developing technology, systems and product solutions for the interactive delivery of video, voice and data, 1993 to 1995; Member, Board of Directors, America Online, Incorporated.

ANNE L. ARMSTRONG                            Director since 1983          Age 70

CHAIRMAN OF THE BOARD OF TRUSTEES, CENTER FOR STRATEGIC AND INTERNATIONAL STUDIES, a non-profit public policy institution, 1987 to present; former Chairman, President's Foreign Intelligence Advisory Board; former United States Ambassador to Great Britain and Northern Ireland; Director, General Motors Corporation, Halliburton Company, and Boise Cascade Corporation; Regent, Texas A&M University System.


EDWIN L. ARTZT                               Director since 1994          Age 67

CHAIRMAN OF THE EXECUTIVE COMMITTEE AND DIRECTOR OF THE PROCTER & GAMBLE COMPANY, a worldwide consumer products company, 1995 to present, Chairman of the Board and Chief Executive Officer, 1990 to 1995; Director, Delta Air Lines, Inc., GTE Corporation, Evenflo & Spalding Holdings Corp., and Barilla S.p.A. (Italy); Member, The Business Council.


WILLIAM G. BOWEN                             Director since 1988          Age 64

PRESIDENT, THE ANDREW W. MELLON FOUNDATION, a not-for-profit corporation engaged in philanthropy, 1988 to present; former President, Princeton University; Director, Merck, Inc.; Member, Board of Trustees, Denison University; Member, Board of Overseers, TIAA-CREF; Chairman, JSTOR.

KENNETH I. CHENAULT                          Director since 1997          Age 46

PRESIDENT AND CHIEF OPERATING OFFICER, AMERICAN EXPRESS COMPANY, AND CHIEF EXECUTIVE OFFICER, AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., February 1997 to present, Vice Chairman of American Express Company, January 1995 to February 1997; President - USA, American Express Travel Related Services Company, Inc., 1993 to 1995; Director, Quaker Oats Company, the National Collegiate Athletic Association, NYU Medical Center, and the Arthur Ashe Institute for Urban Health; Member, the Council on Foreign Relations.


CHARLES W. DUNCAN, JR.                       Director since 1981          Age 71
CHAIRMAN, DUNCAN INTERESTS, 1985 to present; Director, American Express Bank Ltd., The Coca-Cola Company, Newfield Exploration Company, United Technologies Corporation and The Robert A. Welch Foundation; Former Chairman of the Board of Governors, Rice University; Member, Council on Foreign Relations.


HARVEY GOLUB                                 Director since 1990          Age 58

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AMERICAN EXPRESS COMPANY, August 1993 to present, President and Chief Executive Officer, February 1993 to August 1993, President, 1991 to 1993, Chairman and Chief Executive Officer, American Express Travel Related Services Company, Inc., 1991 to 1997; Director, American Express Bank Ltd. and Campbell Soup Company; Dow Jones & Company, Inc.; Director, The New York and Presbyterian Hospitals, Inc.; Member, Board of Trustees, Carnegie Hall, New York City Partnership, New York Chamber of Commerce and Industry and United Way of New York City; Member, President's Commission for the Arts and the Humanities and The Business Roundtable.


BEVERLY SILLS GREENOUGH                      Director since 1990          Age 68

CHAIRMAN, LINCOLN CENTER FOR THE PERFORMING ARTS, 1994 to present; Managing Director, Metropolitan Opera, 1991 to present; former General Director and President, New York City Opera; Director, Time Warner Inc., Human Genome Sciences, Inc. and Lincoln Center Theater; Member, Board of Trustees, Hospital for Special Surgery and National Society for Multiple Sclerosis; Member, President's Task Force on the Arts.


F. ROSS JOHNSON                              Director since 1986          Age 66

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, RJM GROUP, a management advisory and investment firm, 1989 to present; Director, Power Corporation of Canada, Archer Daniels Midland Company, and Noma Industries Ltd.; former Chairman, Economic Club of New York; Retired Chairman, RJR/Nabisco, Inc.


VERNON E. JORDAN, JR.                        Director since 1977          Age 62

SENIOR EXECUTIVE PARTNER, AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P., attorneys, Washington, D.C. and Dallas, Texas, 1982 to present; Director, Bankers Trust Company, Bankers Trust New York Corporation, Chancellor Media Corporation, Dow Jones & Company, Inc., J.C. Penney Company Inc., Revlon Group, Inc., Ryder Systems, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation; Trustee, Ford Foundation and Howard University.

JAN LESCHLY                                  Director since 1997          Age 57

CHIEF EXECUTIVE AND DIRECTOR, SMITHKLINE BEECHAM PLC, developer and marketer of pharmaceuticals, over-the-counter medicines and healthcare services including clinical laboratory testing, disease management and pharmaceutical benefit management, 1994 to present, Chairman, SmithKline Beecham Pharmaceuticals, 1990 to 1994; Director, British Pharma Group, Pharmaceutical Research and Manufacturers Association and CBS Media Corporation; Trustee, National Foundation for Infectious Diseases and Member, Emory Business School Dean's Advisory Council.

DREW LEWIS                                   Director since 1986          Age 66

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNION PACIFIC CORPORATION, a transportation company, January 1997 to present; Chairman and Chief Executive Officer, 1987 through December 1996; Director, Ford Motor Company, Lucent Technologies Inc., FPL Group, Inc., Gulfstream Corp., Gannett Co., Inc., and Union Pacific Resources Group Inc.


FRANK P. POPOFF                              Director since 1990          Age 62

CHAIRMAN OF THE BOARD, THE DOW CHEMICAL COMPANY, a producer of chemicals and chemical products, 1992 to present, Chief Executive Officer, 1987 to 1995, Director, U S WEST, Inc., United Technologies Corp. and Chemical Financial Corporation, Michigan Molecular Institute; Member, Indiana University Foundation, Chemical Manufacturers Association and The Business Council.


                       BOARD COMPENSATION COMMITTEE REPORT

                            ON EXECUTIVE COMPENSATION

      The Compensation and Benefits Committee of the Company's Board of Directors administers the Company's executive officer compensation programs. The Committee consists entirely of non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. The Committee uses independent compensation consultants' data.

OVERVIEW AND PHILOSOPHY

    The objectives of the Company's executive compensation programs are to:

    o   Attract, motivate and retain the highest quality executives.

    o Align their financial interests with those of the Company's long-term investors.

    o Motivate them to achieve tactical and strategic objectives in a manner consistent with the Company's corporate values.

      To achieve these objectives, the Company's executive compensation policies and programs are designed to:

    o   Focus participants on high priority goals to increase shareholder value.

    o Encourage behavior that exemplifies the Company's values relating to customers, quality of performance, employees, integrity, teamwork and good citizenship.

    o Assess performance based on results and pre-set goals that link the business activities of each individual and team to the goals of the applicable business unit and the Company.

    o Increase stock ownership to promote a proprietary interest in the success of the Company.

EXECUTIVE OFFICER COMPENSATION

      Executive officer compensation includes base salary, annual incentive and long-term incentive awards. The Committee establishes reference points for each of these elements of compensation for every executive officer position. The reference points are compensation guidelines that reflect job responsibility levels within the Company, the need to attract, retain and reward executive talent and external market practices. In setting reference points, the Committee may put different weights on each of these factors. For 1997, a comparative group of approximately 50 companies was selected with the help of an outside compensation consultant. This sample includes selected major corporations in the Standard & Poor's 500 Index and the Standard & Poor's Financials that compete with the Company in its primary lines of business or for executive talent, or are of comparable size and scope of operations. Market data on comparable jobs from this sample, including the 50th through 75th percentile pay levels, are taken into consideration in establishing reference points and other compensation guidelines. Reference points may be established at levels within, higher or lower than the 50th to 75th percentile range of the comparative group. Actual compensation is based on the Committee's judgment of Company or business unit performance and individual performance under the programs described below.

      Executive officer base salary merit increases are based upon individual performance and the executive's salary in relation to the reference point established for the executive's position. In 1997, the Committee continued the practice of extending the time interval between merit increases to 18 months or longer, except in the case of a promotion or other job change or where warranted by special circumstances.

      For 1997, annual incentives were paid to the named executive officers and certain other executives pursuant to 1997 awards which specify maximum award amounts for Company performance levels. The award value is determined on a formula basis by application of a performance grid that measures the Company's 1997 return on equity ("ROE") and 1997 growth in earnings per share. The Committee retained the discretion to adjust the formula-derived amounts downward after certifying that the performance goals set forth in the grid had been met.

      The Committee exercised its discretion to determine the final value of each 1997 incentive award. The Committee assessed performance against goals and leadership performance, with each of these two categories weighted equally. The goal category included an evaluation of the following performance areas (weighted 50%, 25% and 25%, respectively): increase in shareholder value (e.g., shareholder return, earnings growth and return on equity), customer satisfaction (e.g., customer satisfaction measures, client retention and growth in products and services) and employee satisfaction (e.g., the Company's employee values survey results). The leadership category was evaluated based on the Committee's judgment of leadership performance, including such factors as innovation, strategic vision, marketplace orientation, customer focus, collaboration and managing change. The named executive officers were awarded final values ranging from 1.4 to 1.9 times target. For 1997, annual incentive awards for executive officers who did not participate in the above program were determined in accordance with guidelines which range from 0 to approximately 200% of target based on the goal and leadership performance areas described above.

      Long-term incentive compensation awards are granted annually, and are designed to provide performance-based compensation that links value to Company, business unit and individual performance over multi-year performance periods. In 1997, the incentive awards made to executive officers included Portfolio Grant-VIII awards ("PG-VIII awards") and ten-year non-qualified stock option grants. The size and grant value of actual awards were determined by the Committee after reviewing the individual's annual performance, the size of previous awards and relative contributions. The number or value of stock options currently held by an executive is not taken into account in determining the number of stock options to be granted. The awards were consistent with established reference points.

      The PG-VIII awards are long-term performance awards with two components that are valued at the end of a three-year performance period commencing in January 1997 and ending in December 1999. One component is valued based on achievement of specified Company or business unit targets for cumulative earnings (or earnings per share) and average ROE. The second component is valued based on the Company's average daily share price for the 60-trading-day period prior to the date of the Committee's meeting in February 2000. For certain executive officers, minimum performance levels for cumulative earnings (or earnings per share) and average ROE are required for the second component to have any value. In determining the actual final value of the awards, the Committee has retained the discretion to adjust downward the formula values of the awards, after certifying that the performance goals have been met.

      Nonqualified stock option awards were granted to link compensation to the creation of incremental shareholder value. The ten-year nonqualified stock option awards reward executives only to the extent that the Company's share price increases for all shareholders. Each stock option has an exercise price per share set at the fair market value per share as of the grant date. Generally, each option becomes fully exercisable over a period of three years after the grant. The Company has never repriced stock option awards and is committed not to do so without shareholder approval.

      The Committee in its judgment may also grant bonuses, restricted stock, stock options or other long-term incentive awards to recognize special individual contributions or job promotions, to attract new hires from outside the Company or in the case of special circumstances. The Committee may also accelerate vesting of awards in cases where the circumstances warrant. In 1997, Mr. Chenault received a restricted stock award in recognition of his promotion to President.

      The Committee reviews the Company's compensation practices relative to the Company's strategic goals and industry practices and trends, and may make changes from time to time to support better the interests of the Company and its shareholders. Consistent with this approach, in 1997 and early 1998, the Committee added new features to long-term incentive awards under the 1979 and 1989 Long-Term Incentive Plans. These features are designed to provide additional incentives for participating employees to stay with the Company and to increase their stock ownership.

      In 1997 the Committee adopted a policy requiring senior officers and certain other employees to enter into agreements relating to their incentive awards. Under this agreement, certain compensation received under stock options, restricted stock awards and Portfolio Grant awards is subject to forfeiture if the officer or employee leaves the Company to join certain competitors or engages in conduct detrimental to the Company.

      In 1998 the Committee added a restoration stock option feature to outstanding and new stock options, subject to the Committee's discretion to change or cancel this feature as appropriate. A restoration option is an automatic grant of a new stock option at the time a holder exercises an original stock option and pays the exercise price by surrendering Company common shares already owned. The original option must be outstanding for at least five years for the employee to be eligible for a restoration grant. The number of common shares subject to the new grant will equal the number of shares tendered to pay the exercise price plus the number of shares, if any, tendered or withheld to pay the applicable minimum tax withholding liability due on exercise of the original option. The exercise price of the restoration option will be the fair market value of the Company's common shares on the date of grant of the new option. The restoration option becomes fully exercisable six months after its grant date and may be exercised until the date the original option would have expired. Senior officers of the Company must be in compliance with their stock ownership guideline to exercise a restoration grant.

      The Committee's policy is to structure compensation awards for executive officers that will be consistent with the requirements of Section 162(m) of the U.S. Internal Revenue Code of 1986 (the "Code"). Section 162(m) limits the Company's tax deduction to $1 million per year for certain compensation paid in a given year to the Chief Executive Officer and the four highest compensated executives other than the CEO named in the proxy statement. According to the Code and corresponding regulations, compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1 million dollar deduction limitation. The Company's policy is to structure compensation awards for covered executives that will be fully deductible where doing so will further the purposes of the Company's executive compensation programs. However, the Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible. The Company expects that compensation derived from the 1997 annual incentive, Portfolio Grant-VIII and stock option awards will be excluded from the deduction limitation of Section 162(m) and, therefore, will be fully deductible by the Company. The Company also expects that the compensation derived from the future vesting of restricted stock grants may be subject to this limitation.

      The Company's executive officers also participate in pension, incentive savings, perquisite, deferred compensation and stock ownership programs. Since 1994, the Committee has adopted an annual Pay for Performance Deferral Program. The program permits participants to defer compensation up to a maximum of one times base salary each year. Deferral bookkeeping accounts are established for each participating employee and credited or debited annually with "interest" equivalents according to a schedule based on the Company's ROE as reported in the annual report. Deferred balances are debited or reduced in value if the annual ROE is zero or less for a given year. The Committee may adjust the ROE schedule for major accounting changes, significant changes to the Company's ROE objectives or if the annual rate of return on a 5-year Treasury note becomes less than 4% or greater than 8%. The Committee may delay payments under the program until they are fully deductible under Section 162(m).

      Approximately 175 senior officers are required to comply with stock ownership targets. The ownership levels are equal to a multiple of an officer's base salary on January 1, 1994 or a date following the officer's hire or promotion date. The applicable multiples range from one times to five times base salary, depending on job responsibilities. For Mr. Golub, the multiple is five times his base salary. Restricted stock which has not vested and stock options which have not been exercised do not count toward fulfilling the requirement. Executives are expected to hold stock acquired under the long-term program for application toward their stock ownership guidelines except in the case of stock used for the payment of taxes or stock used to finance the cost of an option exercise.



CHIEF EXECUTIVE OFFICER COMPENSATION

      As is customary, the Committee determines Mr. Golub's annual compensation by evaluating the Company's overall financial and business performance, Mr. Golub's personal role in achieving that performance, and the economic and competitive environment in which that performance is achieved.

     American Express achieved excellent results in 1997. Major accomplishments included:

    o Total shareholder return ("TSR") from price appreciation and dividends of 60% from year-end 1996 to year-end 1997. This compared with a TSR of 33% for companies in Standard & Poor's ("S&P") 500 Index, 48% for the S&P Financials, and 25% for the Dow Jones Industrial Average (which includes companies in both the S&P 500 Index and the S&P Financials).

    o Net operating income of $1.99 billion, up 14 percent over $1.74 billion in 1996. The 1996 results excluded two one-time items: a $300 million after-tax gain on the exchange of DECS for shares of common stock of First Data Corporation and a $138 million after-tax restructuring charge. Growth in 1997 includes increases in net operating income of 19% for American Express Financial Advisors ("AEFA"), 10% for Travel Related Services ("TRS") and 20% for American Express Bank ("AEB").

    o Growth in diluted operating earnings per share ("EPS") of 17% and return on equity ("ROE") of 23.5%, the fifth consecutive year in which the Company has reached or exceeded its long-term financial targets. Consolidated revenue growth was 8.4%, slightly exceeding the Company's target. Importantly, the percent of EPS improvement coming from revenue growth (versus expense reduction) increased in 1997.

    o Introduction of a wide range of new card products, with a particular focus on international markets.

    o Increased volumes and revenues in all of the Company's major businesses, resulting in growth in card billed business, credit card loans outstanding, assets under management, mutual fund sales and private banking client assets.

    o Development of a large number of alliances and partnerships with financial service institutions and travel businesses, and continuing to sign merchants worldwide.

    o   Strong progress in three areas targeted for growth:

         1. Financial Services: Began to develop an overall strategy to help American Express become the most trusted name in financial services in the United States. The strategy is built around providing financial services to consumers through multiple channels: financial advisors, direct access via phone, fax and Internet, the workplace, and third-party financial institutions. The Company also launched an advertising campaign designed to increase consumers' recognition of the American Express brand as it relates to financial services.

         2. International: Launched 20 new consumer and corporate cards, including several cobranded products, expanded merchant coverage, significantly improved the economics of the business card and travel groups, formed a number of new relationships with financial institutions, and reported strong financial results and business advances at AEB.

         3. The American Express Network: Opened the network to other issuers across most major international markets, where regulatory bodies have ruled against policies proposed by Visa to block member banks from issuing American Express Cards. The 10 network agreements announced in 1997 bring American Express' total partnerships to
              27. Cards-in-force with network partners grew 25 percent and billings increased 41 percent, albeit from a relatively small base.

      The Committee also considered some disappointments, including:

        o Competitive pressures and slow market share growth across most of the businesses.

        o   A decline in consumer charge cards-in-force.

        o Aggregate financial results from the international businesses below the 25-to-30 percent targeted growth rate for earnings.

        o   Mixed investment results at AEFA.

        o The inability to significantly expand the distribution breadth within financial services or make the direct channel successful.

      Despite these issues, the Company established strong momentum throughout its major businesses. The leadership provided by Mr. Golub, Mr. Chenault and the other members of the Office of the Chief Executive has helped achieve the Company's success.

      Mr. Golub did not receive an increase in his base salary in 1997, pursuant to the Committee's practice of extending the time interval between executive officer merit increases. His annual base salary in 1997 was $900,000, which was effective in February 1995. At its February 1998 meeting, in recognition of 1997 achievements, the Committee awarded Mr. Golub $2,300,000 as payout of his 1997 incentive award, which was 1.9 times the reference point established for the award. As described on page 12, the maximum award value was derived from a formula based on the Company's 1997 ROE of 23.5% and growth in EPS of 17%. The Committee certified that these performance goals had been satisfied.

      In 1997, the Committee granted Mr. Golub long-term incentive awards consisting of a 10-year non-qualified stock option to purchase 200,000 common shares at fair market value at the date of grant and a PG-VIII award with a grant value of $1,000,000. The stock option becomes exercisable in cumulative annual installments of 33 1/3% over three years. The PG-VIII award earns value as described on pages 19-20 and is payable after three years. These awards were consistent with the award reference points established by the Committee as described above.

      The three-year performance period for Portfolio Grant VI awards granted in February 1995 ended in December 1997. This award was structured to meet the requirements for excluding compensation from the million dollar deduction limitation. At its February 1998 meeting, the Committee certified the results against cumulative earnings per share and average ROE goals of the awards, as well as the average stock price at the end of the period. The Committee approved a total payout of $2,856,231 for Mr. Golub. The payout reflects adjustments approved by the Committee under the terms of the award to take into account three-year financial results and unusual events (including restructuring activities, and gains and losses from dispositions and accounting changes).



                                         COMPENSATION AND BENEFITS COMMITTEE

                                         Frank P. Popoff, Chairman
                                         Anne L. Armstrong
                                         Edwin L. Artzt
                                         Beverly Sills Greenough
                                         F. Ross Johnson

      The following table shows, for the fiscal years ending December 31, 1997, 1996 and 1995, the cash and other compensation paid or accrued and certain long-term awards made to the named executives for services in all capacities.




                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                               -------------------                -----------------------------------
                                                                                          AWARDS              PAYOUTS
                                                                                  ----------------------    ---------
                                                                        OTHER      RESTRICTED                LONG-TERM
 NAME AND PRINCIPAL                                                     ANNUAL       STOCK        OPTIONS/   INCENTIVE    ALL OTHER
     POSITION AT                                                       COMPENSA-    AWARDS         SARS       PAYOUTS     COMPENSA-
  DECEMBER 31, 1997               YEAR        SALARY($)  BONUS($)(2)   TION($)(3)   ($)(4)       (# SHARES)    ($)(5)     TION($)(6)
  ----------------                ----       ----------  ----------   ----------   ---------      --------   ----------   ----------
H. Golub ......................   1997      $  900,000   $2,300,000   $  268,598   $        0      200,000   $2,856,231   $  496,963
Chairman and Chief                1996         900,000    1,980,000      246,634    1,618,750      200,000    2,593,906      324,882
Executive Officer                 1995         876,923    1,860,000      250,017            0      200,000    2,603,660      378,344

K.I. Chenault .................   1997         630,769    1,400,000      224,050    2,645,000      150,000    1,713,705      179,501
President and                     1996         550,000      990,000      188,152    1,156,250      110,000    1,129,532      109,717
Chief Operating Officer           1995         532,692      930,000      202,986      680,000      110,000    1,545,909      177,399

G.L. Farr .....................   1997         550,000      900,000      177,453            0      110,000    1,713,705      140,884
Vice Chairman                     1996         550,000      950,000      175,446    1,156,250      110,000    1,037,551       60,737
                                  1995(1)      359,615      930,000      137,620    1,728,150      160,000      520,741      962,503

J.S. Linen ....................   1997         550,000      800,000      183,757            0       50,000    1,356,729      342,535
Vice Chairman                     1996         550,000      695,000      184,032            0       50,000    1,426,596      233,878
                                  1995         550,000      605,000      192,995            0       50,000    1,432,015      421,068

R.K. Goeltz ...................   1997         475,000      685,000      453,540            0       50,000      685,482      606,887
Vice Chairman and                 1996(1)      156,164      625,000      172,070      432,500       70,000            0      112,360
Chief Financial Officer

------------

(1) Reflects compensation after executives commenced employment with the Company. Mr. Farr joined the Company on May 1, 1995, and Mr. Goeltz joined the Company on September 3, 1996.

(2)   1997 bonuses were paid pursuant to 1997 incentive awards described on page
      12.

(3) Amounts reported in this column for 1997 reflect perquisites, other personal benefits and amounts reimbursed for the payment of taxes. Included is the cost to the Company of the following perquisites and other personal benefits: for Mr. Golub, local travel allowance of $84,661 (plus $55,159 for the payment of related taxes) and personal travel expenses of $93,778; for Mr. Chenault, local travel allowance of $84,661 (plus $55,159 for the payment of related taxes); for Mr. Farr, local travel allowance of $84,661 (plus $55,159 for the payment of related taxes); for Mr. Linen, local travel allowance of $84,661 (plus $55,159 for the payment of related taxes), and for Mr. Goeltz, flexible perquisite allowance of $35,000 and local travel allowance of $30,000. For Mr. Goeltz, the amount in this column also includes reimbursement for the payment of taxes in connection with his relocation as described in note 6 on page 17.

(4) Restricted stock awards are valued in the table above at their fair market value based on the per share closing price of the Company's common shares on the New York Stock Exchange on the date of grant. Restricted stock holdings as of December 31, 1997 and their fair market value based on the per share closing price of $89.25 on December 31, 1997 were as follows:


                                                                NUMBER OF                   VALUE ON
             NAME                                            RESTRICTED SHARES          DECEMBER 31, 1997
             ----                                            -----------------          -----------------
         H. Golub.................................                  35,000                   $3,123,750
         K.I. Chenault............................                 104,958                    9,367,502
         G.L. Farr................................                  25,000                    2,231,250
         J.S. Linen...............................                  11,404                    1,017,807
         R.K. Goeltz..............................                  10,000                      892,500

      Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on Company common shares. In 1995 Mr. Farr was awarded 50,000 shares of restricted stock which provided for vesting in equal installments on the first two anniversaries of the date of grant. In 1996 Messrs. Golub, Chenault and Farr were awarded 35,000, 25,000, and 25,000 shares, respectively, of restricted stock which provided for vesting in equal installments on the second and fourth anniversaries of the date of grant.

(5) Includes payout of Portfolio Grant VI awards ("PG-VI awards"). Each PG-VI award consisted of two components. Sixty percent of the target value of each PG-VI award was allocated to a Financial Incentive component, which was valued based on cumulative earnings and return on equity targets for the business segments of the Company or for the Company on a consolidated basis for the period January 1995 to December 1997. Forty percent was allocated to Stock Incentive Units, which were valued based on the Company's average share price during the 60 trading days prior to February 23, 1998. PG-VI awards granted to the named executives (other than Mr. Goeltz, who joined the Company during the Performance Period) were structured to satisfy requirements for deductibility of "performance-based" compensation under the million dollar deduction limitation. The value of the PG-VI award was adjusted by the Committee to take into account three-year financial results and unusual events (including restructuring activities and the gains and losses from dispositions and accounting changes).

(6) Amounts reported under "All Other Compensation" for 1997 include the relocation expenses described below as well as the dollar value of the following:


                                                               EMPLOYER
                                                             CONTRIBUTIONS     ABOVE-MARKET
                                          PAYMENTS           UNDER PROFIT       EARNINGS ON       VALUE OF
                                        UNDER CAPITAL      SHARING, SAVINGS      DEFERRED       SPLIT-DOLLAR
                                      PARTNERS I AND II    AND RELATED PLANS   COMPENSATION    LIFE INSURANCE
                                      -----------------    -----------------   ------------    --------------
      H. Golub.................           $144,663               $80,998          $228,347         $42,955
      K.I. Chenault............             79,464                56,834            22,826          20,377
      G.L. Farr................                  0                49,500            45,566          45,818
      J.S. Linen...............            224,954                49,500            43,927          24,154
      R.K. Goeltz..............                  0                 9,095            28,526          87,318

      Capital Partners I and Capital Partners II are limited partnerships established by Lehman Brothers Holdings, Inc. ("Lehman Brothers"), formerly a subsidiary of the Company, in 1985 and 1988, respectively. Pursuant to these partnerships, senior officers were offered the opportunity to invest in a portfolio of high risk investments. An affiliate of Lehman is the general partner and invested most of the capital of the partnerships. Amounts reported reflect income distributions and distributions related to the liquidation of assets.

      In 1996 the Board elected Mr. Goeltz as Vice Chairman and Chief Financial Officer of the Company, which required that he relocate from the United Kingdom, his place of prior employment, to the New York metropolitan area. In 1996 and 1997 the Company reimbursed Mr. Goeltz for relocation expenses, including expenses in connection with transportation, temporary living, selling his home in the United Kingdom and purchasing a home in the New York area. The 1997 reimbursement included $481,948 for relocation expenses plus $367,762 for the payment of taxes by Mr. Goeltz in connection with such reimbursement. The relocation expenses are included in the All Other Compensation column of the Summary Compensation Table on page 16 and the reimbursement for taxes is included in the Other Annual column of such table.

      The  following  table  contains   information   concerning  the  grant  of
nonqualified stock options in tandem with stock appreciation rights ("SARs") in 1997 to the named executives:


                            OPTION/SAR GRANTS IN 1997

                                                   INDIVIDUAL GRANTS (1)
                                 --------------------------------------------------------------
                                   NUMBER OF    % OF TOTAL
                                  SECURITIES   OPTIONS/SARS
                                  UNDERLYING    GRANTED TO                                           GRANT DATE
                                 OPTIONS/SARS    EMPLOYEES     EXERCISE PRICE                          PRESENT
    NAME                          GRANTED (#)     IN 1997         ($/SH)         EXPIRATION DATE     VALUE $(2)
    ----                          -----------     -------         ------         ---------------     ----------
H. Golub......................       200,000        3.2%          $66.44             2/23/07         $2,938,000
K.I. Chenault.................       150,000        2.4            66.44             2/23/07          2,203,500
G.L. Farr.....................       110,000        1.7            66.44             2/23/07          1,615,900
J.S. Linen....................        50,000        0.8            66.44             2/23/07            734,500
R.K. Goeltz...................        50,000        0.8            66.44             2/23/07            734,500

-------------

(1) The stock options shown were granted in February 1997. Options become exercisable in cumulative annual installments of 33 1/3 percent per year on each of the first three anniversaries of the grant date and may also become exercisable upon death, disability, retirement or a change in control of the Company as described on page 23. The options shown were granted in tandem with SARs. SARs can be exercised only in very limited circumstances, such as when the option is about to expire, when the participant retires, or, for executive officers, when the related stock option becomes fully exercisable and then only to the extent of 50% of the underlying shares. Upon exercise of an SAR, the holder may receive cash, common shares or other consideration equal in value to (or, at the discretion of the Committee, less than the value of) the difference between the option price and the fair market value of the Company's common shares, and the appropriate portion or all of the related stock option is then cancelled. Upon termination or exercise of any stock option, any tandem SAR automatically terminates. The options shown are eligible for the restoration feature described on page 13.

(2) These values were calculated as of the grant date using a variation of the Black-Scholes option pricing model. The model is a complicated mathematical formula premised on immediate exercisability and transferability of the options, which are not features of the Company's options granted to executive officers and other employees. The values shown are theoretical and do not necessarily reflect the actual values the recipients may eventually realize. Any actual value to the officer or other employee will depend on the extent to which market value of the Company's common shares at a future date exceeds the exercise price. In addition to the stock prices at grant and the exercise prices, which are identical, the following assumptions for modeling were used to calculate the values shown: a five-year period to exercise each option (based on the typical time in which the Company's options are exercised), an expected dividend yield of 2.6% (reflecting the historical average yield for the most recent 60 months prior to the grant dates), expected stock price volatility of .21% (reflecting the most recent volatility for the month-end stock prices of the Company's common shares for the 60 months prior to the grant dates), and a risk-free rate of return of 6.15% (reflecting the yield on a zero-coupon five year bond on the option grant dates). The assumptions and the calculations used for the model were provided by an independent consulting firm and are consistent with the assumptions for reporting stock option valuations in the Company's Annual Report to Shareholders.

      The following table sets forth information for the named executives regarding the exercise of stock options and/or SARs during 1997 and unexercised options and SARs held as of the end of 1997:


                                             AGGREGATED OPTION/SAR EXERCISES IN 1997 AND
                                                   YEAR-END 1997 OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                             UNDERLYING                  IN-THE-MONEY
                                                      UNEXERCISED OPTIONS/SARS           OPTIONS/SARS
                            SHARES                      AT DECEMBER 31, 1997        AT DECEMBER 31, 1997(1)
                           ACQUIRED        VALUE        --------------------        -----------------------
                          ON EXERCISE    REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
NAME                         (#)            ($)           (#)           (#)            ($)             ($)
----                       --------       -------       ---------     ---------      ---------    ------------
H. Golub.................    587,935   $27,132,498       527,247       400,001     $31,058,743    $13,979,114
K.I. Chenault............    290,084    12,559,915       156,338       260,001       8,468,468      8,601,014
G.L. Farr................          0             0       143,332       236,668       7,409,882      8,579,358
J.S. Linen...............     39,914     1,801,239       403,529       100,001      25,415,755      3,494,814
R.K. Goeltz.............           0             0        23,332        96,668       1,077,636      3,296,054

-------------

(1) Based on the $89.25 closing price of the Company's common shares on the New York Stock Exchange on December 31, 1997.

      The following table sets forth information concerning long-term incentive plan awards made in 1997 to the named executives:


                                         LONG-TERM INCENTIVE PLANS -- PG-VIII AWARDS IN 1997

                                                                           ESTIMATED FUTURE PAYOUTS
                                                                  UNDER NON-STOCK PRICE-BASED COMPONENT(1)
                                                    PERFORMANCE   ----------------------------------------
NAME              DOLLAR VALUE($)/NUMBER OF UNITS    PERIOD(1)    THRESHOLD ($)  TARGET ($)   MAXIMUM ($)
H. Golub...........$600,000  Financial Incentive     1997-99         $450,000     $900,000     $2,700,000
                      6,837  Stock Incentive Units   1997-99           --            --           --
----------------------------------------------------------------------------------------------------------------------
K.I. Chenault......$450,000  Financial Incentive     1997-99          337,500      675,000      2,025,000
                      5,128  Stock Incentive Units   1997-99           --            --           --
----------------------------------------------------------------------------------------------------------------------
G.L. Farr..........$360,000  Financial Incentive     1997-99          270,000      540,000      1,620,000
                      4,102  Stock Incentive Units   1997-99           --            --           --
----------------------------------------------------------------------------------------------------------------------
J.S. Linen.........$285,000  Financial Incentive     1997-99          213,750      427,500      1,282,500
                      3,248  Stock Incentive Units   1997-99           --            --           --
----------------------------------------------------------------------------------------------------------------------
R.K. Goeltz........$285,000  Financial Incentive     1997-99          213,750      427,500      1,282,500
                      3,248  Stock Incentive Units   1997-99           --            --           --
----------------------------------------------------------------------------------------------------------------------

(1) Reflects Portfolio Grant-VIII ("PG-VIII") awards granted to the named executives in February 1997 for the January 1997 to December 1999 performance period.

      PG-VIII awards, which are performance-based awards, provide compensation to retain participants in the employment of the Company and incentives toward the achievement of Company and business unit goals that are important to shareholders. Each PG-VIII award contains the two components shown in this table, Financial Incentive and Stock Incentive Units components. The Financial Incentive component will earn value based on achievement of the cumulative earnings (or earnings per share) and average return on equity targets for a business segment of the Company or the Company on a consolidated basis, depending on whether the executive is employed by a business unit or the Company. The threshold, target or maximum amounts may be earned if varying combinations of the pre-established cumulative earnings (or earnings per share) and average return on equity targets are met. The component will not earn value unless minimum levels of these performance measures are achieved during the performance period. Each Stock Incentive Unit will earn value equal to the average of the high and low sales prices of the Company's common shares for the 60 trading days prior to the

      Committee's meeting in February 2000. Minimum performance levels for cumulative earnings and return on equity are required for the Stock Incentive Units of the PG-VIII awards to have any value. The Committee has the discretion to make adjustments downward only to the sum of the value of both components based on its assessment of Company, business unit and individual performance. The awards may also vest and be paid upon death, disability, retirement or a change in control of the Company as described on page 23.


      PG-VIII awards granted to the Company's executive officers were structured to satisfy requirements for deductibility of "performance-based" compensation under the Million Dollar Cap. Regulations applicable to the Million Dollar Cap permit the value produced by these goals to be adjusted downward only. The threshold, target and maximum estimated future payouts for the Financial Incentive component of each PG-VIII award were established as multiples of the dollar grant value of the component to provide the Committee with flexibility to adjust downward the values produced by both components of the award and still maintain the deductibility of payments. The final value of the awards (including downward adjustments) will be determined by the Committee based on its assessment of factors such as Company, business unit and individual performance for the 1997-99 performance period.

PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Financials over the same period assuming the investment of $100 in the Company's common shares, the S&P 500 Index and the S&P Financials on December 31, 1992 and the reinvestment of all dividends. On May 31, 1994 the Company distributed to shareholders all of the common stock of Lehman owned by it as a special dividend. The graph accounts for this distribution as though it were paid in cash and reinvested in common shares of the Company.


 [The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.]

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG AMERICAN EXPRESS COMPANY, S&P 500 INDEX AND S&P FINANCIALS

Value of Investment
--------------------------------------------------------------------------------
Year-End Data          1992      1993      1994      1995      1996      1997
American Express     $100.00    $128.57   $144.54   $206.37   $288.48   $460.96
S&P 500 Index        $100.00    $110.06   $111.52   $153.39   $188.59   $251.50
S&P Financials       $100.00    $111.14   $107.14   $165.05   $223.03   $330.30
--------------------------------------------------------------------------------

PENSION BENEFITS

      The Company maintains the American Express Retirement Plan (the "Retirement Plan"), which provides benefits for eligible employees. Through June 30, 1995 the Retirement Plan was structured as a traditional, defined benefit plan. Effective July 1, 1995, the present value of accrued benefits under the Retirement Plan was converted to a cash balance formula.

      Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based upon a percentage (the "Applicable Percentage") of the participant's base salary plus bonus paid in the current pay period ("Pensionable Earnings"). The Applicable Percentage is determined by the age and years of service of the participant with the Company and its affiliates as of the end of the current calendar year. The following table shows the Applicable Percentage used to determine credits at the age and years of service indicated.


                       SUM OF AGE PLUS
                       YEARS OF SERVICE       APPLICABLE PERCENTAGE
                      -----------------       ---------------------
                         Less than 35                 2.50%
                         35-44                        3.25
                         45-59                        4.25
                         60-74                        5.75
                         75-89                        8.00
                         90 or more                  10.00

      As of January 1, 1998 the sum of age plus years of service for Messrs. Golub, Chenault, Farr, Linen and Goeltz was 74, 64, 60, 84 and 58, respectively.

      In addition, all balances in the accounts of participants earn a fixed rate of interest which is credited annually. The interest rate for a particular year is based on the average of the daily five-year U.S. Treasury Note yields for the previous October 1 through November 30. The minimum interest rate is 5 percent. The maximum rate is 10 percent or the annual maximum interest rate set by the U.S. government for determining lump sum values, whichever is less. For 1997 the interest rate was 6.13%, and is 5.87% for 1998.

      At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity for the entire benefit under the Plan. Participants may choose a separate form of payment of the portion of the benefit accrued before July 1, 1995 if the individual participated in the Retirement Plan or a predecessor plan before July 1, 1995. Annuity payment options available before July 1, 1995 are available for this portion of the benefit.

      The table below sets forth the estimated annual benefit payable to each of the named executives in the Summary Compensation Table as a single life annuity at age 65 under the Retirement Plan and the American Express Supplemental Retirement Plan (the "Supplemental Retirement Plan"). The Supplemental Retirement Plan is an unfunded, non-qualified deferred compensation arrangement that primarily provides benefits that cannot be payable under a qualified plan like the Retirement Plan because of the maximum limitations imposed on such plans by the Code. The projections contained in the table are based on the following assumptions: 1) employment until age 65 at base salaries in effect at December 31, 1997 with no increase in salary; 2) annual bonuses equal to the average bonus over the last five years (1993 through 1997) for Messrs. Golub, Linen and Chenault; the average of the 1996 and 1997 bonuses for Mr. Farr; and the 1997 bonus for Mr. Goeltz; 3) interest credits at the actual rates for all years through 1998, and the minimum rate of 5% for 1999 and later years; and 4) the conversion to a straight life annuity at normal retirement age based on an interest rate of 6.33% and the 1983 Group Annuity Mortality table, which sets forth generally accepted life expectancies.

      Prior to May 1, 1985 the Company maintained the American Express Funded Pension Plan (the "Funded Pension Plan"), which was terminated effective April 30, 1985. In accordance with applicable federal law, all benefits under the Funded Pension Plan accrued to the date of termination became fully vested and nonforfeitable. Paid-up annuities were purchased from an insurance company to cover vested accrued benefits, except for nominal amounts of vested accrued benefits distributed in cash. Messrs. Linen and Chenault received past service credit for the periods during which they were covered by the Funded Pension Plan for purposes of determining the Applicable

Percentage. The table sets forth separately the annual benefit payable by the insurance company as a single life annuity at age 65 to Messrs. Linen and Chenault.


                                RETIREMENT PLAN AND              ANNUAL BENEFITS
                           SUPPLEMENTAL RETIREMENT PLAN            PAYABLE BY
EXECUTIVE OFFICER            ESTIMATED ANNUAL BENEFITS          INSURANCE COMPANY      TOTAL ANNUAL BENEFITS
-----------------            -------------------------          -----------------      ---------------------
H. Golub...................            $376,366                             0                  $376,366
J.S. Linen.................             621,716                        65,508                   687,224
K.I. Chenault..............             451,429                         5,747                   457,176
G.L. Farr..................              98,290                             0                    98,290
R.K. Goeltz................              77,512                             0                    77,512



      At the time of Mr. Golub's employment by the Company in 1983, the Company entered into a separate unfunded, non-qualified deferred compensation arrangement with him. Under this arrangement, at the time of his retirement, the Company will calculate the annual pension benefits that would have been payable to him had he commenced participation in the Retirement Plan and the Supplemental Retirement Plan effective November 1, 1978, which includes an additional five years of service above his service with the Company (currently seven years) and his seven years of service with American Express Financial Corporation to compensate him for benefits he forfeited on termination of his previous employment. For purposes of this arrangement, Mr. Golub's opening cash balance account value and the ongoing Applicable Percentage were calculated based upon an additional five years of service. The Company will pay to Mr. Golub an amount on an unfunded basis to the extent of any difference between such calculation and amounts he is eligible to receive under the Retirement Plan and Supplemental Retirement Plan based on his actual years of service under these Plans.

      In 1995 the Compensation and Benefits Committee approved an unfunded, non-qualified arrangement for Mr. Farr. The arrangement provides for an additional service credit of five years upon the completion of five years of actual service. At the end of five years of service, eligibility for pension benefits and the value of pension benefits will be determined using a hire date five years prior to actual date of hire. The Company will pay to Mr. Farr an amount on an unfunded basis to the extent of any difference between such calculation and amounts he is eligible to receive under the Retirement Plan and Supplemental Retirement Plan based on his actual years of service under these plans.



SEVERANCE, CHANGE IN CONTROL, AND OTHER ARRANGEMENTS

      During 1993 the Compensation and Benefits Committee and the Board of Directors adopted a uniform policy for severance arrangements applicable to senior management, including the named executives, effective January 1, 1994. In addition, in 1994 the Committee and the Board adopted certain arrangements applicable to senior management and other employees that would be effective upon a change in control of the Company.

      Under the severance policy, in the event that the Company terminates the employment of participating officers for reasons generally other than misconduct, or in the event of a termination by mutual agreement, the officer would be entitled to receive severance payments in installments over a period not to exceed two years, subject to the execution of an agreement and compliance with certain restrictive covenants, including a covenant not to compete or solicit customers or employees, a nondisclosure covenant and a release of claims. If the officer does not comply with these covenants following termination of employment, severance payments will be subject to forfeiture or recovery by the Company. For each named executive officer, the amount of severance will equal two years' base salary in effect at termination and two times the amount of bonus approved for the executive for the prior year. During all or a portion of the period during which the participating officer receives severance, long-term incentive awards held by the officer would remain outstanding in accordance with their terms and the Company's welfare and benefit plans would continue to provide coverage.

      Senior management of the Company, including the named executives, would be entitled to receive the same amount of severance in a lump sum (subject to compliance with certain of the above covenants) if, within two years following a change in control of the Company, the officer resigns for good reason or is terminated by the Company for reasons generally other than willful misconduct or conviction of a felony (the "Termination Conditions"). Good reason means certain reductions in base salary, certain relocations, the assignment of duties materially inconsistent with the duties prior to the change in control, or a significant reduction in the officer's position. A change in control includes the acquisition of beneficial ownership by certain persons of 25% or more of the Company's common shares or all outstanding voting securities of the Company, the current Board members of the Company cease to constitute a majority (except that any new Board member approved by at least a majority of the current Board is considered to be a member of the current Board), or certain reorganizations, mergers, consolidations, or sales of all or substantially all of the Company's assets, or shareholder approval of a liquidation or dissolution of the Company.

      If either of the Termination Conditions is met, senior officers, including the named executives, would also receive a pro rata bonus for the year in which the officer is terminated, based on the average of the bonuses paid to the officer for the two years prior to a change in control. The Company would also transfer to the officers the policies under the Company's Key Executive Life Insurance Plan, which currently provides coverage equal to four times annual base salary up to a maximum of $1,500,000. Upon a change in control, the Company would fully fund accrued benefits under the Company's Supplemental Retirement Plan and any unfunded arrangement relating to an executive's additional service credit toward the Retirement Plan with a lump sum contribution to a trust. If a termination described above occurs within one year following a change in control, such officers would be entitled to an additional benefit under the Supplemental Retirement Plan as though they had been credited with an additional two years of service and age under the American Express Retirement Plan (or one year of credit if the termination occurs between one and two years following a change in control). Upon a change in control, participants in the Company's deferred compensation plans, including the Pay for Performance Deferral Program, would receive an additional credit to their accounts of an amount equal to two years of interest based on the rate for the year prior to the change in control and a lump sum payment of their balances in these plans. Upon a change in control, outstanding stock options and restricted stock awards issued to participants under the 1989 Plan and a predecessor plan (other than certain options issued outside of the U.S.) would immediately vest. If either of the Termination Conditions is met, outstanding Portfolio Grant awards under the 1989 Plan would immediately vest and a pro rata amount would be paid based on an award period ending on the date of termination of employment. Generally, to the extent necessary to avoid the disallowance of the deductibility of payments or benefits under the plans or programs described above, such payments or benefits will be reduced to a level such that they will not constitute "parachute" payments within the meaning of Section 280G of the Code.

      The Committee has adopted certain policies relating to death, disability and retirement that apply to awards issued under the 1989 Plan and a predecessor plan. Under these policies, all unvested stock options and shares of restricted stock will fully vest and Portfolio Grants will vest pro rata upon death or disability. Shares of restricted stock that have been outstanding for more than two years will fully vest or vest pro rata upon retirement (defined as age 55 or older with 10 or more years of service) depending upon the original vesting schedule of the grant. Portfolio Grants outstanding for more than one year will vest upon retirement and be paid on a pro rata basis. For employees who retire at age 60-61, all unvested stock options, shares of restricted stock and Portfolio Grants will vest to the extent of 50% of the shares or value that would otherwise have been forfeited, and for employees who retire at age 62 or older, 100% of such shares or value. Holders of stock options (or the holder's estate in the case of death) will have five years to exercise options that are vested on the date of death or disability (but no longer than the remaining term of the option) and will have the remaining term of the option to exercise options that are vested upon retirement.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

      In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations or financial institutions whose officers or directors are directors or officers of the Company or a subsidiary. Transactions with such corporations and financial institutions are conducted on an arm's length basis and may not come to the attention of the directors or officers of the Company or of the other corporations or financial institutions involved.

      From time to time, executive officers and directors of the Company and their associates may be indebted to certain subsidiaries of the Company under lending arrangements offered by those subsidiaries to the public. For example, such persons may during the past year have been indebted to American Express Centurion Bank for balances on the Optima Card or to American Express Financial Advisors, Inc. for margin loans and may be similarly indebted to other subsidiaries of the Company during 1998. Such indebtedness is in the ordinary course of the Company's business, is substantially on the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons, and does not involve a more than normal risk of collectibility or present other features unfavorable to the Company. In addition, such executive officers, directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Company and its subsidiaries, such as travel, insurance and investment services, on terms similar to those extended to employees of the Company generally. The Company and its subsidiaries and affiliates, in the ordinary course of business, may have individuals in their employ who are related to executive officers or directors of the Company. These individuals are compensated commensurate with their duties.

      In the ordinary course of business, the Company and its subsidiaries maintain various arm's length relationships with Berkshire Hathaway Inc. ("Berkshire"), FMR Corp. or companies in which they have substantial equity positions, including the relationships described below. Some of these companies are service establishments that accept the American Express Card for charges for goods and services and pay TRS fees when the Card is used and may enter into joint marketing arrangements from time to time. TRS provides Corporate Card services to a number of these companies and receives fees for these services. A company in which Berkshire has a substantial equity position is a participating airline in TRS' Membership Rewards program and receives payments from TRS in connection with such participation. The Company and its subsidiaries also from time to time engage in other commercial transactions with companies in which Berkshire has a substantial equity position and pay or receive fees in connection with these transactions.

      During 1997, in connection with its ongoing program of repurchasing Company shares, the Company purchased Company common shares through Fidelity Capital Markets, a subsidiary of FMR, at prevailing open market prices at the time of purchase. The Company paid brokerage commissions totalling $64,489.

      In 1983 the shareholders of the Company approved the adoption of the Stock Purchase Assistance Plan ("SPAP") with the purpose of encouraging members of senior management to increase their proprietary interest in the future performance of the Company by providing full recourse loans to key employees for exercising stock options (and/or for paying any taxes due upon exercise) or for buying Company common shares at fair market value from the Company or in the open market. The SPAP is administered by the Compensation and Benefits Committee or its delegate. The maximum aggregate borrowing authority under SPAP is presently $30 million. Under the terms of SPAP, eligible key employees (approximately 175 persons, including the named executives) may borrow a maximum of 300 percent of their respective annual base salaries, provided that such persons furnish Company common shares as collateral under guidelines established from time to time by the Committee. Presently, the value of the collateral must equal 100 percent of the amount of the loan on the loan date. Such loans currently have five-year maturities, bear interest payable quarterly at a variable rate of two percentage points below the prime rate of a major New York City bank, and are payable in full upon the occurrence of certain events, including termination of employment. Based on the current prime rate, such loans bear interest at the rate of 6.5 percent per annum. For all executive officers as a group, the maximum aggregate amount outstanding during 1997 under SPAP was $962,035, and as of March 2, 1998 the aggregate amount outstanding was $937,034.

                              SELECTION OF AUDITORS

      The Board of Directors recommends to the shareholders their ratification of its selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1998. The following resolution will be offered at the shareholders' meeting:

      RESOLVED, that the appointment by the Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1998 is ratified and approved.

      In the event the shareholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its shareholders.

      Ernst & Young LLP or a predecessor firm has been serving as the Company's independent auditors since 1975. Ernst & Young LLP follows a policy of rotating the partner in charge of the Company's audit every seven years. Other partners and non-partner personnel are rotated on a periodic basis. The Company paid Ernst & Young LLP the sum of $10.8 million for the firm's 1997 annual examination of the financial statements of the Company and its subsidiaries.

         A representative of Ernst & Young LLP will be present at the shareholders' meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.



             PROPOSAL TO ADOPT THE 1998 INCENTIVE COMPENSATION PLAN

         The Company is asking for shareholder approval of the 1998 Incentive Compensation Plan (the "1998 Plan"), which was approved by the Board of Directors in February 1998. If approved by shareholders, the 1998 Plan will replace the 1989 Plan and the Committee will not grant any new awards under the 1989 Plan. Awards outstanding under the 1989 Plan will continue to be governed by that plan.

         The Board of Directors believes that the Company's continued ability to attract, motivate and retain experienced and highly qualified employees will have a direct impact on the future success and profitability of the Company. Awards made under the 1989 Plan and the 1998 Plan are designed to motivate employees to use their best efforts during their employment and to link their compensation to shareholder return and Company performance.

         The 1989 Plan is due to expire in April 1999, and as of March 2, 1998 approximately 17,970,000 shares remained available for issuance in connection with awards under that plan. The Board of Directors believes that an additional share reserve will enable the Company to continue to provide the necessary incentives to its employees over a period of years. In developing the 1998 Plan, the Company obtained the advice of an outside compensation consultant and incorporated a number of provisions that differ from the 1989 Plan to reflect developments in compensation practices and trends since the shareholders adopted the 1989 Plan. Among other items, the differences include: (i) a limit on the number of restricted stock awards that may be issued, (ii) the flexibility to use shares forfeited or surrendered to the Company under 1989 Plan awards for issuance under the 1998 Plan, (iii) minimum vesting requirements for stock options and restricted stock awards, (iv) an express prohibition on changing these minimum vesting requirements or repricing stock options without shareholder approval, and (v) increased individual grant limits under the "Million Dollar Cap" rules.

         The full text of the 1998 Plan is attached to this Proxy Statement as Exhibit A. The principal features of the 1998 Plan are described below, but the description is qualified in its entirety by reference to the text. The 1998 Plan will not become effective unless shareholders approve it.

         The Company's policy is to offset the dilutive effect of its stock-based incentive plans and other share issuances through the regular repurchase of its shares. The Company repurchases additional shares as a means of returning excess capital to shareholders, with the result that the Company's outstanding shares have declined steadily in recent years. Outstanding shares were 496 million at the end of 1994, 483 million at the end of 1995, 473 million at the end of 1996 and 466 million at the end of 1997. The Company currently intends to continue its policy of repurchasing more shares than it issues with the goal of preventing dilution from the 1998 Plan and other share issuances and reducing shares outstanding.

GENERAL INFORMATION

         The primary objective of the 1998 Plan is to promote shareholder value by providing appropriate incentives to employees and certain other individuals who perform services for the Company and its affiliates.

         The  1998  Plan  is  administered  by  the  Compensation  and  Benefits
Committee of the Board of Directors (the "Committee"), which consists exclusively of non-employee directors. The 1998 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, performance grants and awards providing benefits similar to the foregoing awards that are designed to meet the requirements of non-U.S. jurisdictions ("Awards"). Certain Awards under the 1998 Plan may be paid in cash, common shares, other Company securities (such as debentures, preferred stock, or convertible securities) or other property as determined by the Committee. The Committee has exclusive discretion to select the participants who will receive Awards and to determine the type, size and terms of each Award; however, non-employee directors are not eligible to receive Awards. The Committee will also make all other determinations that it decides are necessary or desirable in the interpretation and administration of the 1998

Plan. The Committee may delegate its authority to appropriate officers under the 1998 Plan in accordance with guidelines established by the Committee.

         Under the 1998 Plan, the maximum number of common shares and other equity securities that the Company may issue is 35,000,000, plus the number of shares remaining available for new awards under the 1989 Plan on April 27, 1998, which number will not exceed 17,970,000. In addition, commencing April 27, 1998, shares subject to awards outstanding under the 1989 Plan or granted under the 1998 Plan which are recovered or not issued by the Company will be available for issuance under the 1998 Plan as follows: (i) shares related to Awards issued under the 1998 Plan or the 1989 Plan that are forfeited, terminated, canceled, acquired by the Company or expire unexercised; (ii) shares surrendered or withheld to pay the exercise price of Awards issued under the 1998 Plan or the 1989 Plan or to satisfy the tax withholding obligations under these Awards;
(iii) shares originally linked to Awards that are actually settled in cash or consideration other than common shares or other equity securities. As of March 2, 1998, stock options covering a total of approximately 28,294,000 common shares and 3,715,000 shares of restricted stock were outstanding under the 1989 Plan.

         For purposes of counting shares against the share reserve under the 1998 Plan on the date of grant, Awards denominated solely in common shares (such as stock options and restricted stock) and other Awards or securities that may be exercised for or convertible into common shares will be counted against the 1998 Plan reserve on the date of grant of the Award based on the maximum number of shares underlying the Award, as determined by the Committee. Equity securities other than common shares issued pursuant to the 1998 Plan which are not exercisable for or convertible into common shares will be counted on the date of grant based on the number of shares issued.


AWARDS UNDER THE 1998 PLAN

         STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. A stock option ("Option"), which may be a non-qualified or an incentive stock option, is the right to purchase a specified number of common shares at a price ("Option Price") fixed by the Committee. The Option Price paid to the Company may be no less than the fair market value of the underlying common shares on the date of grant. As a consequence, Options benefit the Participant only when a rising stock price benefits all common shareholders. The Company may not decrease the exercise price of an outstanding Option without shareholder approval, other than to make equitable adjustments (e.g., for stock splits) under the anti-dilution provisions of the 1998 Plan described below under "Other Provisions."

         Options will generally expire not later than ten years after the date on which they are granted. Options must have a vesting period of at least six months (subject to exceptions for death, disability, retirement and corporate transactions such as a change in control of the Company or a divestiture (each, a "Defined Event")) and otherwise become exercisable at such times and in such installments as the Committee shall determine. Payment of the Option Price must be made in such form determined by the Committee, including (i) cash, (ii) by tendering to the Company common shares having a fair market value equal to the Option Price, (iii) if permitted by the Committee, authorizing a third party to sell an appropriate number of shares acquired upon exercise of an Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any related tax withholding obligations or (iv) a combination of these methods of payment.

         A stock appreciation right ("SAR") may be granted alone or in tandem with Options or other Awards. Upon exercise of an SAR, the holder must surrender the SAR and surrender unexercised any related Option or other Award. At that time the holder will receive, at the election of the Committee, cash, common shares, other securities issued by the Company or other consideration equal in value to (or, in the discretion of the Committee, less than) the difference between the exercise price or Option Price per share and the fair market value per share on the last business day preceding the date of exercise, multiplied by the number of shares subject to the SAR or Option or other Award. An SAR is subject to the same vesting requirements applicable to Options.

         No Option or SAR may be exercised unless the holder has been employed by or performing services for the Company or one of its affiliates from the date of grant through the date of exercise, except that the Committee may permit exercise of an Option or SAR after a participant is no longer employed by or performing services for the Company or one of its affiliates by reason of a period of Related Employment (as defined in the 1998 Plan), or a Defined Event. In addition, the Committee may determine that Options and SAR's may be exercised for a minimum period following death, which period may extend beyond the original expiration date of the Option or SAR.

         RESTRICTED STOCK. A restricted stock Award is an award of common shares which are subject to a restriction against transfer for a minimum of three years or such longer period determined by the Committee. Restricted stock may also contain performance-based conditions to vesting, such as Company, business unit, participant and other performance objectives. The Committee may provide that the restrictions lapse prior to three years in the case of Defined Events, a promotion, the hiring of a new employee, the grant of performance-based restricted stock, or if issued in payment of certain performance-based Awards. In the event a participant's employment with the Company and its affiliates terminates prior to the end of the restricted period (subject to the above exceptions), the Company may cancel the shares. Prior to the expiration of the restricted period, a Participant who has received a restricted stock Award has the right to vote and to receive dividends on the underlying shares. No more than 10,594,000 shares may be used for restricted stock Awards under the 1998 Plan (whether or not performance-based) and no more than an additional 5,297,000 shares may be used for performance-based restricted stock Awards. Restricted stock Awards that are forfeited or otherwise canceled will again become available for issuance pursuant to these limitations.

         PERFORMANCE GRANTS. Performance Grants, sometimes called "Portfolio Grants," are awards whose final value, if any, is determined by the degree to which performance objectives selected by the Committee are achieved during a specified period, subject to such adjustments as the Committee may approve based on relevant factors. The Committee establishes performance objectives that may be based upon Company, business unit, participant and/or other performance objectives. The Committee may make such adjustments in the computation of any performance measure as it considers are appropriate. The maximum value of an Award may be a fixed dollar amount, an amount that varies from time to time based on the value of a common share, or an amount that may be determined from other criteria specified by the Committee. Payment under a Performance Grant may vest over a period of time after the final value is determined.

         The performance periods for Performance Grant awards may be long-term (such as in the case of PG-VIII awards described on pages 19-20) or short-term (such as in the case of annual incentive awards described on page 12). In the past, the Company has structured annual incentive and Portfolio Grant awards for certain executives as Performance Grants to maintain the Company's tax deduction for the compensation paid under the Million Dollar Cap rules.

         Performance Grants may be awarded alone or in conjunction with other Awards. The Committee will generally determine the value of a Performance Grant as soon as practicable after the end of the performance period or may determine value based upon a portion of the performance period upon earlier termination of the Participant's employment or performance of services, or at any time during the performance period, including upon a Defined Event.

         The rights of a Participant in a Performance Grant are provisional and may be canceled or paid in whole or in part if the Participant's continuous employment with, or performance of services for, the Company and its affiliates terminates prior to payout, except termination by reason of a period of Related Employment.

         Payment of a Performance Grant may be made in cash, common shares, other securities issued by the Company or its affiliates or other property or a combination thereof as determined by the Committee. Deferred payments may be made in installments with a return calculated on the basis of one or more investment equivalents, as determined by the Committee in its discretion.

$1 MILLION CAP LIMITATIONS

         As described on page 13, the Million Dollar Cap limits the Company's tax deduction to $1 million per year for certain compensation paid to each of the Company's covered executives. This limitation does not apply to "performance-based compensation." The 1998 Plan contains provisions permitting the Company to pay performance-based compensation to key employees. Options and SARs may qualify as performance-based compensation if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to any Participant over a specified period. To satisfy this requirement, the maximum number of common shares underlying Options and SARs that may be granted to any participant in any three consecutive calendar years is limited to 3,000,000 (including Options and SARs granted under the 1989 Plan during 1998), subject to anti-dilution adjustments as provided in the 1998 Plan. The increased limit under the 1998 Plan will accommodate the issuance of restoration options which are described on page 13.

         Other performance-based awards under the 1998 Plan include Performance Grants and any other Award (other than Options and SARs) whose payment is conditioned upon the attainment of specific amounts of or changes in one or more of the following performance objectives: revenues, earnings, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses or market share. The terms of an Award may include or exclude items to measure these objectives, such as realized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening and other non-operating items. The performance objectives may apply to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines and may be applied on an absolute basis or relative to other companies, industries or indices. The Committee may require that payment of this kind of Award be subject to the other conditions, such as completion of a period of service, even if the performance objectives specified in the Award are satisfied. In addition, the Committee shall have the discretion, by participant and by Award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the Award.

         Under these other Awards, in any one calendar year: (i) no participant may be paid cash, common shares, other securities of the Company or other property (other than shares of Restricted Stock) or any combination of the foregoing with a value (as determined by the Committee) in excess of $6.5 million and, in addition, (ii) no Participant may receive more than 100,000 shares of Restricted Stock, subject to anti-dilution adjustments as provided in the 1998 Plan. For purposes of the foregoing, the Committee will determine the calendar year or years in which amounts under these Awards are deemed paid or received.

         The maximum levels described above are designed to preserve flexibility and have been established at levels that will enable the Company to comply with the technical provisions of the Million Dollar Cap and preserve the deductibility of performance-based compensation paid to the covered executives. The tax benefits derived from such deductions preserve corporate assets and benefit the Company and its shareholders.

OTHER PROVISIONS

         Common shares and other equity securities issued under the 1998 Plan may be newly issued shares, treasury shares, reacquired shares or any combination thereof. If the outstanding common shares are changed by reason of any stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the Committee may direct that appropriate changes be made in the maximum number or kind of securities that may be issued under the 1998 Plan and in the terms of outstanding Awards, including the number of shares subject to Awards and the exercise price of Awards.

         A Participant's rights under the 1998 Plan may only be assigned or transferred (in the event of death or where the Committee makes exceptions to permit transferability). The Committee may permit a participant to pay taxes required to be withheld with respect to an Award in any appropriate manner, including, without limitation, by the surrender to the Company of common shares owned by such person.

      The expenses of the 1998 Plan are borne by the Company and participating affiliates. Approximately 12,500 persons will be eligible to be considered for Awards. The 1998 Plan will terminate on April 26, 2008 unless extended for up to an additional five years by action of the Board of Directors of the Company. The Board of Directors may amend the 1998 Plan and Awards outstanding under the 1998 Plan for any purpose consistent with the goals of the 1998 Plan. However, no amendment may adversely affect in a material manner any right of a participant under any outstanding Award without the written consent of the participant, unless the participant's position, duties or responsibilities change or if certain external changes (such as changes in tax laws) have or are expected to have a significant effect on the performance of the Company, any subsidiary, affiliate, department or division thereof or on the 1998 Plan or any Award. In addition, no such amendment may be made without shareholder approval if the amendment would increase the number of shares available for grant, decrease the minimum exercise price for Options and SARs (other than changes made pursuant to the anti-dilution provision of the 1998 Plan), reduce the minimum vesting period for Options, SARs, or restricted stock Awards, or if the absence of shareholder approval would adversely affect the compliance of the 1998 Plan with applicable laws, rules and regulations.

         If the 1998 Plan is approved by shareholders, the Committee may adopt certain practices similar to those adopted for the 1989 Plan to make treatment of awards issued under these plans similar. These include provisions relating to a change in control of the Company (see page 23), death, disability and retirement (see page 23), restor-ation options (see page 13) and forfeiture (see page 13). In addition, all outstanding stock options (covering approximately 28,294,000 common shares as of March 2, 1998) under the 1989 Plan are or may become eligible for the restoration feature described on page 13. The Committee expects to provide that upon exercise of these options, any applicable restoration options will be issued under the 1998 Plan.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

         Tax counsel for the Company has advised that under current law certain of the federal income tax consequences to Participants and their employers of Options granted under the 1998 Plan should generally be as set forth in the following summary. (For purposes of this discussion, the term "employer" shall be deemed to include the employer of an employee optionee and the taxpayer for whom a non-employee performs services.)

         An employee to whom an incentive Option which qualifies under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such Option. However, upon the exercise of an incentive Option, special alternative minimum tax rules apply for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such Option (the "Minimum ISO Period"), the employee will normally recognize a capital gain or loss equal to the difference, if any, between the sales price of such shares and the Option exercise price. The tax rate applicable to such capital gains will depend in part on the length of time the employee has held such shares in excess of one year before sale. If the employee does not hold such shares for the Minimum ISO Period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss as well in such amounts as are prescribed by the Code and regulations thereunder. Subject to applicable provisions of the Code and regulations thereunder, including Section 162(m) of the Code, the employee's employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

         An individual to whom a non-qualified is granted will not recognize income at the time of grant of such Option. When such optionee exercises such non-qualified Option, the optionee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares the optionee receives. The tax basis of such shares to such optionee will be equal to the Option Price paid plus the amount includable in the optionee's gross income, and the optionee's holding period for such shares will commence on the day on which the optionee recognizes taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, including those under Section 162(m) of the Code, the employer of such optionee will generally be entitled to a federal income tax deduction in respect of non-qualified Options in an amount equal to the ordinary compensation income recognized by the optionee. Any compensation includable in the gross income of an employee in respect of a non-qualified Option will be subject to appropriate federal income and employment taxes.

         The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Options or their employers or to describe tax consequences based on particular circumstances and does not address Awards other than Options. It is based on federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

ACCORDINGLY,  YOUR  BOARD  OF  DIRECTORS  RECOMMENDS  A VOTE  FOR THE  FOLLOWING
RESOLUTION:

         RESOLVED, that the shareholders of the Company approve and adopt the American Express Company 1998 Incentive Compensation Plan effective immediately and that the Company is authorized to issue awards in accordance with such Plan.

                              SHAREHOLDER PROPOSALS

      Management receives proposals during the year from shareholders, some of which may be either implemented by management or withdrawn by the proponent after review and discussion and therefore need not be presented to shareholders in the proxy statement.

      Other resolutions from shareholders, such as the ones presented below, are regarded by management as being not in the best interests of the Company and its shareholders, and are presented to the shareholders for a vote.

SHAREHOLDER PROPOSAL 1

      Mr. John J. Gilbert and/or Ms. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, record owners of 360 shares and representing additional family interests of 266 shares, will cause to be introduced from the floor the following resolution:


      "RESOLVED: That the stockholders of American Express Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

SHAREHOLDERS' REASONS IN SUPPORT OF PROPOSAL:

      "Continued strong support along the lines we suggest were shown at the last annual meeting when 26.7%, approximately 3,300 owners of 81,258,000 shares, were cast in favor of this proposal. The vote against included approximately 2,640 unmarked proxies.

      California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio also has the same provision.

      The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

      Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have also been prevented with cumulative voting getting directors on the board to prevent such things. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

      Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares, cumulative voting applies, which does in the latter company.

      In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights. Hewlett Packard, a very successful company has cumulative voting.

      If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain".

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Similar proposals with respect to cumulative voting have been presented by the proponent at many of the Company's previous Annual Meetings and have been rejected by the shareholders each time. Your management remains committed to the view that the present system of voting for directors provides the best assurance that the decisions of the directors will be in the interests of all shareholders, as opposed to the interests of special interest groups.

      Cumulative voting is one of those issues that has the appearance of fairness, but in reality would serve the interests of special interest groups. It would make it possible for such a group to elect one or more directors beholden to the group's narrow interests. This would introduce the likelihood of factionalism and discord within the Board and may undermine its ability to work effectively on behalf of the interests of all of the shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the `stacking' of votes behind potentially partisan directors. The present system thus promotes the election of a more effective Board in which each director represents the shareholders as a whole.

      Avoidance of the destructive potential of cumulative voting is key to the Company's goal of promoting shareholder value. The size and diversity of the Company require a cohesive group of directors able to work together effectively for the benefit of all shareholders.

SHAREHOLDER PROPOSAL 2

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N. W., Suite 215, Washington, D.C. 20037, record owner of 148 common shares, had advised the Company that she plans to introduce the following resolution:

      RESOLVED: "That the shareholders recommend that the Board take the necessary step that American Express specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

SHAREHOLDER'S REASONS IN SUPPORT OF PROPOSAL:

      REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

      "Last year the owners of 11,486,000 shares, representing approximately 3.3% of shares voting, voted FOR this proposal.

      "If you AGREE, please mark your proxy FOR this proposal".

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

       The Company believes that the foregoing proposal serves no useful purpose. It is not the Company's practice to grant employment contracts to its executive officers. This is because the Company believes that the jobs of executive officers should be dependent upon performance and not secured by employment contracts.

         Moreover, the Company believes that the compensation disclosure requirements of the Securities and Exchange Commission ("SEC") are sufficiently comprehensive and detailed to provide shareholders with the information they need to make informed investment and voting decisions. The Company will continue to look to the SEC rather than to the proponent for guidance on what is meaningful disclosure in the area of executive compensation.

                                     * * * *

NOMINATIONS, OTHER BUSINESS AND DEADLINE FOR SHAREHOLDER PROPOSALS

      Nominations for director may be made only by the Board or a Board committee or by a shareholder entitled to vote in accordance with the following procedures. A shareholder may nominate a candidate for election as a director at an annual meeting of shareholders only by delivering notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, except that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the earlier of the date the Company's notice of the meeting is first given or announced publicly. With respect to a special meeting called to elect directors because the election of directors is not held on the date fixed for the annual meeting, a shareholder must deliver notice not later than the tenth day following the earlier of the date that the Company's notice of the meeting is first given or announced publicly. Any shareholder delivering notice of nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected.

The  By-Laws  also  provide  that no  business  may be brought  before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote in accordance with the following procedures. A shareholder may bring business before an annual meeting only by delivering notice to the Company within the time limits described above for
                                       31
delivering notice of a nomination for the election of a director at an annual meeting. Such notice must include a description of and the reasons for bringing the proposed business before the meeting, any material interest of the shareholder in such business and certain other information about the shareholder. These requirements are separate and apart from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

      A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Secretary of the Company.

      The Company's 1999 Annual Meeting of Shareholders will be held on April 26, 1999. Shareholders who intend to present a proposal for action at that meeting to be included in the Company's proxy statement must submit their proposals to the Secretary of the Company on or before November 10, 1998.


                   DIRECTORS AND OFFICERS LIABILITY INSURANCE

      The Company has obtained a multi-risk liability insurance policy (the "Policy") that provides coverage for, among other things, (i) directors and officers liability ("D&O Liability") and (ii) fiduciary liability arising from employee benefits plans sponsored by the Company ("Fiduciary Liability"). The D&O Liability coverage provided by the Policy includes (i) reimbursement of the Company in situations where it is permitted to indemnify directors or officers and (ii) payment of loss, including settlements, judgements, and legal fees, on behalf of directors or officers when the Company is not permitted to indemnify them under applicable law. The Fiduciary Liability coverage provided by the Policy includes coverage for directors and employees who are fiduciaries of the Company's employee benefits plans against losses, including settlements, judgments, and legal fees as a result of alleged breaches of fiduciary duty as defined in the Employee Retirement Income Security Act of 1974, as amended. The Policy is issued by Executive Risk Indemnity Company ("ERIC") and is effective from November 30, 1997 to November 30, 2000. Excess coverage is provided by two additional policies issued by the Federal Insurance Company ("Federal") and various other insurers led by Lloyd's of London. The annualized premium attributed to D&O Liability and Fiduciary Liability coverages is approximately $640,000.

      The Company also has a supplemental D&O Liability insurance policy that applies above the multi-risk insurance policies issued by ERIC, Federal and others in situations in which the Company is not permitted to indemnify directors or officers under applicable law. The policy is issued by ACE Insurance Company Ltd., and the annualized premium for this policy is $150,000.

                                     * * * *

      Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain shareholders may present topics for discussion from the floor. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

      You are urged to sign, date and return the enclosed proxy in the prepaid envelope provided or, if applicable, to vote by telephone. Prompt voting may save your Company the expense of a second mailing.

      We encourage all shareholders to attend the Annual Meeting of Shareholders on April 27, 1998. If you will need special assistance at the meeting because of a disability or if you desire this document in an alternative accessible format, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285-5005. Because space may be limited, we hope that registered shareholders will give us advance notice of their plans by marking the box provided on the proxy card.

                                                   HARVEY GOLUB
                                       Chairman and Chief Executive Officer

                                                                       EXHIBIT A


                        PROPOSED AMERICAN EXPRESS COMPANY
                        1998 INCENTIVE COMPENSATION PLAN

      1. PURPOSE. The purpose of the 1998 Incentive Compensation Plan (the "Plan") is to promote shareholder value by providing appropriate incentives to employees of American Express Company (the "Company") and its affiliates and certain other individuals who perform services for the Company and its affiliates.

      2. ADMINISTRATION. The Plan shall be administered solely by the Compensation and Benefits Committee (the "Committee") of the Board of Directors (the "Board") of the Company, as such Committee is from time to time constituted, or any successor committee the Board may designate to administer the Plan. The Committee may delegate any of its powers and duties to appropriate officer(s) of the Company in accordance with guidelines established by the Committee from time to time.

The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority (except as may be delegated as permitted herein) to select the employees and other individuals to be granted awards under the Plan ("Awards"), to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States and to prescribe the form of the instruments embodying Awards made under the Plan. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations which it deems necessary or desirable for the administration of the Plan. The Committee (or its delegate as permitted herein) may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee (or its delegate as permitted herein) in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Plan participants. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or as expressly provided by statute.

      3. PARTICIPATION. (a) AFFILIATES. If an Affiliate (as hereinafter defined) of the Company wishes to participate in the Plan and its participation shall have been approved by the Committee, the board of directors or other governing body of the Affiliate shall adopt a resolution in form and substance satisfactory to the Committee authorizing participation by the Affiliate in the Plan with respect to its employees or other individuals performing services for it. As used herein, the term "Affiliate" means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee in its discretion.

An Affiliate participating in the Plan may cease to be a participating company at any time by action of the Board or by action of the board of directors or other governing body of such Affiliate, which latter action shall be effective not earlier than the date of delivery to the Secretary of the Company of a certified copy of a resolution of the Affiliate's board of directors or other governing body taking such action. If the participation in the Plan of an Affiliate shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except as may be approved by the Committee.

       (b) PARTICIPANTS. Consistent with the purposes of the Plan, the Committee shall have exclusive power (except as may be delegated as permitted herein) to select the employees and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan. Eligible individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion. No non-employee director of the Company or any of its Affiliates shall be eligible to receive an Award under the Plan.

      4. AWARDS UNDER THE PLAN. (a) TYPES OF AWARDS. Awards under the Plan may include one or more of the following types, either alone or in any combination thereof: (i) "Stock Options," (ii) "Stock Appreciation Rights," (iii) "Restricted Stock," (iv) "Performance Grants" and (v) any Award providing benefits similar to (i) through (iv) designed to meet the requirements of non-US jurisdictions. Stock Options, which include "Nonqualified Stock Options" and "Incentive Stock Options" or combinations thereof, are rights to purchase common shares of the Company having a par value of $.60 per share and stock of any other class into which such shares may thereafter be changed (the "Common Shares"). Nonqualified Stock Options and Incentive Stock Options are subject to the terms, conditions and restrictions specified in Paragraph 5. Stock Appreciation Rights are rights to receive (without payment to the Company) cash, Common Shares, other Company securities (which may include, but need not be limited to, any equity or debt security of the Company or an Affiliate, or any combination thereof ("Other Company Securities")) or property, or other forms of payment, or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Common Shares specified in the Stock Appreciation Right. Stock Appreciation Rights are subject to the terms, conditions and restrictions specified in Paragraph 6. Shares of Restricted Stock are Common Shares which are issued subject to certain restrictions pursuant to Paragraph 7.

Performance Grants are contingent awards subject to the terms, conditions and restrictions described in Paragraph 8, pursuant to which the participant may become entitled to receive cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee.

      (b) MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED. The maximum number of Common Shares and other equity securities of the Company that may be issued under the Plan is 35,000,000, plus the number of shares remaining available for new awards under the 1989 Plan on April 27, 1998, which number will not exceed 17,970,000. In addition, commencing April 27, 1998, Common Shares or other equity securities of the Company subject to awards outstanding under the 1989 Plan or granted under the 1998 Plan which are recovered or not issued by the Company will be available for issuance under the 1998 Plan, as follows: (i) shares related to Awards issued under the 1998 Plan or the 1989 Plan that are forfeited, terminated, canceled, acquired by the Company or expire unexercised;
(ii) shares surrendered or withheld to pay the exercise price of Awards issued under the 1998 Plan or the 1989 Plan or to satisfy the tax withholding obligations under these Awards; and (iii) shares originally linked to Awards that are actually settled in cash or consideration other than Common Shares or other equity securities. Limits on the number of Restricted Stock Award grants are described in Paragraph 7(d).

      For purposes of counting shares against the share reserve under the 1998 Plan on the date of grant, Awards denominated solely in common shares (such as Stock Options and Restricted Stock) and other Awards or securities that may be exercised for or convertible into common shares will be counted against the 1998 Plan reserve on the date of grant of the Award based on the maximum number of shares underlying the Award, as determined by the Committee. Equity securities other than Common Shares issued pursuant to the 1998 Plan which are not exercisable for or convertible into Common Shares will be counted based on the number of shares issued. Common Shares and other equity securities of the Company issued pursuant to the Plan may be either authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

      (c) RIGHTS WITH RESPECT TO COMMON SHARES AND OTHER SECURITIES.

                  (i) Unless otherwise determined by the Committee in its discretion, a participant to whom an Award of Restricted Stock has been made (and any person succeeding to such a participant's rights pursuant to the Plan) shall have, after issuance of a certificate or the entry on behalf of a participant of an uncertificated book position on the records of the Company's transfer agent and registrar for the number of Common Shares awarded and prior to the expiration of the Restricted Period or the earlier cancellation or repurchase of such Common Shares as herein provided, ownership of such Common Shares, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such Common Shares (provided that such Common Shares, and any new, additional or different shares, or Other Company Securities or property, or other forms of consideration which the participant may be entitled to receive with respect to such Common Shares as a result of a stock split, stock dividend or any other change in the corporate or capital structure of the Company, shall be subject to the restrictions hereinafter described as determined by the Committee in its discretion), subject, however, to the options, restrictions and limitations imposed thereon pursuant to the Plan. Notwithstanding the foregoing, a participant with whom an Award agreement is made to issue Common Shares in the future shall have no rights as a shareholder with respect to Common Shares related to such agreement until the book entry is made, or the certificate is issued on his behalf.

                  (ii) Unless otherwise determined by the Committee in its discretion, a participant to whom a grant of Stock Options, Stock Appreciation Rights, Performance Grants or any other Award is made (and any person succeeding to such a participant's rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or the entry on his behalf of an uncertificated book position on the records of the Company's transfer agent and registrar for such Common Shares or other instrument of ownership, if any. Except as provided in Paragraph 16, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

                  (iii) The Committee may, in its discretion,  subject any Award and the economic value derived by a participant therefrom, to forfeiture by the participant upon the occurrence of certain events as determined by the Committee.

      5. STOCK OPTIONS. The Committee may grant Stock Options either alone, or in conjunction with Stock Appreciation Rights, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. The Committee may grant Incentive Stock Options to any employee provided the terms of such grants comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, and the regulations thereunder, and that any ambiguities in construction shall be interpreted in order to effectuate that intent. Each Stock Option (referred to herein as an "Option") granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

            (a) The option price shall be equal to or greater than the fair market value of the Common Shares subject to such Option at the time the Option is granted, as determined by the Committee; but in no event will such option price be less than the par value of such Common Shares. The Committee in its discretion shall establish the expiration date of an Option provided that, except as provided in Subparagraph (c)(iii)(B) below, in no event shall the expiration date be later than ten years from the date of grant of the Option.

            (b) The Committee shall determine the number of Common Shares to be subject to each Option. The number of Common Shares subject to an outstanding Option may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Option are used to calculate the cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, received pursuant to exercise of a Stock Appreciation Right attached to such Option, or to the extent that any other Award granted in conjunction with such Option is paid.

            (c) The Option shall not be exercisable:

                  (i) for at least six months after the date of grant, except as the Committee may otherwise determine in the event of death, disability, retirement or in connection with a corporate transaction, which includes but is not limited to a change in control of the Company, a divestiture, spin-off, split-off, asset transfer, outsourcing or joint venture formation, (each, a "Defined Event"), and only at such times and in such installments as the Committee may establish;

                  (ii) unless payment in full for the shares being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to (A) cash, (B) Common Shares, (C) if permitted by the Committee, by authorizing a third party to sell, on behalf of the participant, the appropriate number of Common Shares otherwise issuable to the participant upon the exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (D) any combination thereof; and

                  (iii) unless the participant has been, at all times during the period beginning with the date of the grant of the Option and ending on the date of such exercise, employed by (in the case of an Incentive Stock Option) or otherwise performing services for the Company or an Affiliate, or a corporation, or a parent or subsidiary of a corporation, substituting or assuming the Option in a transaction to which Section 424(a) of the Code or any successor statutory provision thereto, is applicable, except that

            (A) in the case of any Nonqualified Stock Option, if such person shall cease to be employed by or otherwise performing services for the Company or an Affiliate solely by reason of a period of Related Employment, he may, during such period of Related Employment, exercise the Nonqualified Stock Option as if he continued such employment or performance of service; or

            (B) the Committee may establish, in its discretion, the extent to which a person may continue to exercise an Option, which has not expired and has not been fully exercised, in the event he terminates employment or the performance of services by reason of a Defined Event; and in the event of death, the Committee may provide a decedent's executors, heirs or distributors a minimum period to exercise an Option with respect to any shares as to which the decedent could have exercised the Option at the time of his death, or such greater amount as the Committee may determine, which period may extend beyond the original expiration date of the Option.

            (d) The Committee has the discretion to grant Options at any time it deems appropriate including, the discretion to grant or provide for the automatic grant of an Option to restore the number of Common Shares a participant tendered or had withheld to pay, or the share equivalency of the cash tendered to pay, the exercise price or tax withholding obligation upon the exercise of an outstanding Option.

6. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights either alone, or in conjunction with Stock Options, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. Each Award of Stock Appreciation Rights granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Award of Stock Appreciation Rights or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

            (a) The Committee shall determine the number of Common Shares to be subject to each Award of Stock Appreciation Rights. The number of Common Shares subject to an outstanding Award of Stock Appreciation Rights may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Award of Stock

      Appreciation Rights are used to calculate the cash, Common Shares, Other Company Securities or property or other forms of payment, or any combination thereof, received pursuant to exercise of an Option attached to such Award of Stock Appreciation Rights, or to the extent that any other Award granted in conjunction with such Award of Stock Appreciation Rights is paid.

            (b) The Award of Stock Appreciation Rights shall not be exercisable for at least six months after the date of grant except as the Committee may otherwise determine in the event of a Defined Event.

            (c) The Award of Stock Appreciation Rights shall not be exercisable:

                        (i) unless the Option or other  Award to which the Award
                  of Stock Appreciation Rights is attached is at the time exercisable; and

                        (ii) unless the person exercising the Award of Stock Appreciation Rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for the Company or an Affiliate, except that

            (A) in the case of any Award of Stock Appreciation Rights (other than those attached to an Incentive Stock Option), if such person shall cease to be employed by or otherwise performing services for the Company or an Affiliate solely by reason of a period of Related Employment as defined in Paragraph 14, he may, during such period of Related Employment, exercise the Award of Stock Appreciation Rights as if he continued such employment or performance of services; or

            (B) the Committee shall establish, in its discretion, the extent to which a person may continue to exercise an Award of Stock Appreciation Rights, which has not expired and has not been fully exercised, in the event he terminates employment or the performance of services by reason of a Defined Event; provided, that in the event of death, the Committee may provide his executors, heirs or distributors a minimum period to exercise an Award of Stock Appreciation Rights with respect to any shares as to which the decedent could have exercised the Award of Stock Appreciation Rights, or such greater amount as the Committee may determine, which period may extent beyond the original expiration date of the underlying Option.

            (d) An Award of Stock Appreciation Rights shall entitle the holder (or any person entitled to act under the provisions of subparagraph 6(c)(ii)(B) hereof) to exercise such Award or to surrender unexercised the Option (or other Award) to which the Stock Appreciation Right is attached (or any portion of such Option or other Award) to the Company and to receive from the Company in exchange therefor, without payment to the Company, that number of Common Shares having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the fair market value of one share, at the time of such exercise, over the exercise price (or Option Price, as the case may be) per share, times the number of shares subject to the Award or the Option (or other Award), or portion thereof, which is so exercised or surrendered, as the case may be. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee, equal to the aggregate value of the Common Shares it would otherwise be obligated to deliver. Any such election by the Committee shall be made as soon as practicable after the receipt by the Committee of written notice of the exercise of the Stock Appreciation Right. The value of a Common Share, Other Company Securities or property, or other forms of payment determined by the Committee for this purpose shall be the fair market value thereof on the last business day next preceding the date of the election to exercise the Stock Appreciation Right, unless the Committee, in its discretion, determines otherwise.

           (e) A Stock Appreciation Right may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Stock Appreciation Right or of the related Option (or other Award), or such other date as specified by the Committee, if at such time such Stock Appreciation Right has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof as provided in subparagraph 6(d) hereof.

            (f) No fractional shares may be delivered under this Paragraph 6, but in lieu thereof a cash or other adjustment shall be made as determined by the Committee in its discretion.

            7. RESTRICTED STOCK. Each Award of Restricted Stock under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish:

                  (a) The Committee  shall determine the number of Common Shares to be issued to a participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration, or both.

                  (b) Common Shares issued to a participant  in accordance  with the Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Committee, for such period as the Committee shall determine, from the date on which the Award is granted (the "Restricted Period"). The Company will have the option to cancel or repurchase the shares subject to the Award at such price, if any, as the Committee shall have fixed, in its discretion, when the Award was made or amended thereafter, which option will be exercisable on such terms, in such manner and during such period as shall be determined by the Committee when the Award is made or as amended thereafter. Common Shares may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company's transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such Common Shares which shall be evidenced in the manner permitted by law as determined by the
            Committee in its discretion. Any attempt to dispose of any such Common Shares in contravention of the foregoing repurchase or cancellation option and other restrictions shall be null and void and without effect. If Common Shares issued pursuant to a Restricted Stock Award shall be repurchased or canceled pursuant to the option described above, the participant, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Company any certificates for the Common Shares awarded to the participant, accompanied by such instrument of transfer, if any, as may reasonably be required by the Secretary of the Company. If the option described above is not exercised by the Company, either by the terms of the Award or action by the Company, such option and the restrictions imposed pursuant to the first sentence of this subparagraph 7(b) shall terminate and be of no further force and effect.

                  (c) The vesting of a Restricted Stock Award may be conditioned upon the attainment of specific performance objectives as the Committee may determine, including but not limited to such performance objectives described in subparagraph 8 (b). The Restricted Period shall be for a minimum of three years except as the Committee may determine in the event of a Defined Event, a participant's promotion, or Restricted Stock Awards issued to any employee newly employed by the Company or issued subject to performance objectives, or as payment pursuant to a Performance Grant or Qualifying Award.

                  (d) No more than  10,594,000  of the Common Shares that may be issued under the Plan may be granted as Restricted Stock Awards, and no more than an additional 5,297,000 may be granted as Restricted Stock Awards subject to performance objectives as described above. Restricted Stock Awards repurchased or canceled by the Company pursuant to subparagraph 7(b) shall again become available for issuance pursuant to these limitations.

      8. PERFORMANCE GRANTS. The Award of a Performance Grant ("Performance Grant") to a participant will entitle the participant to receive a specified amount determined by the Committee (the "Actual Value"), if the terms and conditions specified herein and in the Awards are satisfied. Each Award of a Performance Grant shall be subject to the following terms and conditions, and to such other terms and conditions, including but not limited to, restrictions upon any cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, issued in respect of the Performance Grant, as the Committee, in its discretion, shall establish, and shall be embodied in an instrument in such form and substance as is determined by the Committee:

                  (a) The Committee shall determine the value or range of values of a Performance Grant to be awarded to each participant selected for an Award and whether or not such a Performance Grant is granted in conjunction with an Award of Options, Stock Appreciation Rights, Restricted Stock or other Award, or any combination thereof, under the Plan (which may include, but need not be limited to, deferred Awards) concurrently or subsequently granted to the participant (the "Associated Award"). As determined by the Committee, the maximum value of each Performance Grant (the "Maximum Value") shall be: (i) an amount fixed by the Committee at the time the Award is made or amended thereafter, (ii) an amount which varies from time to time based in whole or in part on the then current value of a Common Share, Other Company Securities or property, or other securities or property, or any combination thereof or (iii) an amount that is determinable from criteria specified by the Committee. Performance Grants may be issued in different classes or series having different names, terms and conditions. In the case of a Performance Grant awarded in conjunction with an Associated Award, the Performance Grant may be reduced on an appropriate basis to the extent that the Associated Award has been exercised, paid to or otherwise received by the participant, as determined by the Committee.

                  (b) The  award  period  ("Award  Period")  in  respect  of any
            Performance Grant shall be a period determined by the Committee. At the time each Award is made, the Committee shall establish performance objectives to be attained within the Award Period as the means of determining the Actual Value of such a Performance Grant. The performance objectives shall be based on such measure or measures of performance, which may include, but need not be limited to, the performance of the participant, the Company, one or more of its subsidiaries or one or more of their divisions or units, or any combination of the foregoing, as the Committee shall determine, and may be applied on an absolute basis or be relative to industry or other indices, or any combination thereof. The Actual Value of a Performance Grant shall be equal to its Maximum Value only if the performance objectives are attained in full, but the Committee shall specify the manner in which the Actual Value of Performance Grants shall be determined if the performance objectives are met in part. Such performance measures, the Actual Value or the Maximum Value, or any combination thereof, may be adjusted in any manner by the Committee in its discretion at any time and from time to time during or as soon as practicable after the Award Period, if it determines that such performance measures the Actual Value or the Maximum Value, or any combination thereof, are not appropriate under the circumstances.

                  (c) The rights of a participant in Performance  Grants awarded to him shall be provisional and may be canceled or paid in whole or in part, all as determined by the Committee.

                  (d) The Committee  shall  determine  whether the conditions of subparagraph 8(b) or 8(c) hereof have been met and, if so, shall ascertain the Actual Value of the Performance Grants. If the Performance Grants have no Actual Value, the Award and such Performance Grants shall be deemed to have been canceled and the Associated Award, if any, may be canceled or permitted to continue in effect in accordance with its terms. If the Performance Grants have an Actual Value and:

                        (i) were not awarded in  conjunction  with an Associated
                  Award, the Committee shall cause an amount equal to the Actual Value of the Performance Grants earned by the participant to be paid to him or his beneficiary as provided below; or

                        (ii) were  awarded  in  conjunction  with an  Associated
                  Award, the Committee shall determine, in accordance with criteria specified by the Committee (A) to cancel the
                  Performance Grants, in which event no amount in respect thereof shall be paid to the participant or his beneficiary, and the Associated Award may be permitted to continue in effect in accordance with its terms, (B) to pay the Actual Value of the Performance Grants to the participant or his beneficiary as provided below, in which event the Associated Award may be canceled or (C) to pay to the participant or his beneficiary as provided below, the Actual Value of only a portion of the Performance Grants, in which event all or a portion of the Associated Award may be permitted to continue in effect in accordance with its terms or be canceled, as determined by the Committee.

      Such determination by the Committee shall be made as promptly as practicable following the end of the Award Period or upon the earlier termination of employment or performance of services, or at such other time or times as the Committee shall determine, and shall be made pursuant to criteria specified by the Committee.

      Payment of any amount in respect of the Performance Grants which the Committee determines to pay as provided above shall be made by the Company, as promptly as practicable after the end of the Award Period or at such other time or times as the Committee shall determine, and may be made in cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof or in such other manner, as determined by the Committee in its discretion. Notwithstanding anything in this Paragraph 8 to the contrary, the Committee may, in its discretion, determine and pay out the Actual Value of the Performance Grants at any time during the Award Period, including but not limited to upon a Defined Event.

      9. DEFERRAL OF COMPENSATION. The Committee shall determine whether or not an Award shall be made in conjunction with deferral of the participant's salary, bonus or other compensation, or any combination thereof, and whether or not such deferred amounts may be

                        (i) forfeited to the Company or to other participants, or any combination thereof, under certain circumstances (which may include, but need not be limited to, certain types of termination of employment or performance of services for the Company and its Affiliates),

                        (ii) credited with income equivalents (which may include, but need not be limited to, interest, dividends or other rates of return) until the date or dates of payment of the Award, if any,

                        (iii) subject to increase or decrease in value based upon the attainment of or failure to attain, respectively, certain performance measures and/or

                        (iv) any other terms and conditions the Committee  deems
                  necessary.

         10. QUALIFYING AWARDS. The Committee may, in its sole discretion, grant an Award (a "Qualifying Award") to any key employee with the intent that such Award qualifies as "performance-based compensation" under Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder ("Section 162(m)"). The provisions of this Paragraph 10 as well as all other applicable provisions of the Plan not inconsistent with this Paragraph 10 shall apply to all Qualifying Awards issued under the Plan, and any ambiguities in construction shall be interpreted to effectuate that intent. Qualifying Awards shall be of the type set forth in subparagraph (a) or (b) below.

            (a) Qualifying Awards may be issued as Stock Options and Stock Appreciation Rights. Commencing with calendar year 1998, the number of Common Shares underlying all Options and Stock Appreciation Rights that may be granted to any participant within any three consecutive calendar years shall be limited to 3,000,000 (inclusive of Options or Stock Appreciation Rights granted under the 1989 Plan during 1998), subject to adjustment as provided in Paragraph 16. The foregoing limitation shall be subject to the limitation set forth in Paragraph 4(b).

            (b)(i) Qualifying Awards (other than Stock Options and Stock Appreciation Rights) may be issued as Performance Grants and any other Award whose payment is conditioned upon the achievement of the performance objectives described in this subparagraph. Amounts earned under such
      Awards  shall  be based  upon the  attainment  of  performance  objectives established by the Committee in accordance with Section 162(m). Such performance objectives may vary by participant and by Award and shall be based upon the attainment of specific amounts of, or changes in one or more of the following: revenues, earnings, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses or market share. The Committee may provide that in measuring the achievement of the performance objectives, an Award may include or exclude items such as realized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting charges, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items. The foregoing objectives may be applicable to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines, or any combination of the foregoing, and may be applied on an absolute basis or be relative to other companies, industries or indices or be based upon any combination of the foregoing. In addition to the performance objectives the Committee may also condition payment of any such Award upon the attainment of conditions, such as completion of a period of service, notwithstanding that the performance objective or objectives specified in the Award are satisfied. The
      Committee shall have the discretion, by participant and by Award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the Award by reason of the satisfaction of the performance objectives set forth in the Award. In making any such determination, the Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance.

            (ii) Under all Awards granted pursuant to this subparagraph (b), in any one calendar year: (A) no participant may be paid cash, Common Shares, Other Company Securities or other property (other than shares of
      Restricted Stock) or any combination of the foregoing with a value (as determined by the Committee) in excess of $6.5 million and (B) in addition, no participant may receive more than 100,000 shares of
      Restricted Stock, subject to adjustment to the extent provided in Paragraph 16. For purposes of the foregoing sentence, the calendar year or years in which amounts under Qualifying Awards are deemed paid or received shall be as determined by the Committee.

      11. PAYMENT OF AWARDS. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of Common Shares or Other Company Securities, the granting of Awards or a combination thereof. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such terms, rules and procedures as the Committee may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Share equivalents.

      12. AMENDMENT OF THE PLAN OR AWARDS. The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems, provided however, that no amendment may be made without shareholder approval if such amendment (i) would increase the number of shares available for grant specified in Paragraphs 4(b) or 10, (ii) would decrease the minimum Option exercise price set forth in Paragraph 5(a) (other than changes made pursuant to Paragraph 16 hereof), (iii) reduce the minimum vesting periods set forth in Paragraphs 5(c)(i), 6(b) or 7(c) or (iv) would, in the absence of shareholder approval, adversely affect compliance of the Plan with applicable laws, rules and regulations. No such amendment shall adversely affect in a material manner any right of a participant under the Award without his written consent, unless the Committee determines in its discretion that there have occurred or are about to occur significant changes in the participant's position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its discretion to have or to be expected to have a significant effect on the performance of the Company, or any subsidiary, affiliate, division or department thereof, on the Plan or on any Award under the Plan. Any shareholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law.

      13. DISABILITY. For the purposes of this Plan, a participant shall be deemed to have terminated his employment or performance of services for the Company and its Affiliates by reason of disability, if the Committee shall determine that the physical or mental condition of the participant by reason of which such employment or performance of services terminated was such at that time as would entitle him to payment of monthly disability benefits under the Company's Long Term Disability Benefit Plan, or, if the participant is not eligible for benefits under such plan, under any similar disability plan of the Company or an Affiliate in which he is a participant. If the participant is not eligible for benefits under any disability plan of the Company or an Affiliate, he shall be deemed to have terminated such employment or performance of services by reason of disability if the Committee shall determine that his physical or mental condition would entitle him to benefits under the Company's Long Term Disability Benefit Plan if he were eligible therefor. Notwithstanding the above, the Committee may determine a participant's disability based upon any other criteria specified by the Committee.

      14. TERMINATION OF A PARTICIPANT. For all purposes under the Plan, the Committee shall determine whether a participant has terminated employment by or the performance of services for the Company and its Affiliates; provided, however, that transfers between the Company and an Affiliate or between Affiliates, and approved leaves of absence shall not be deemed such a termination.

      15. RELATED EMPLOYMENT. For the purposes of this Plan, Related Employment shall mean the employment or performance of services by an individual for an employer that is neither the Company nor an Affiliate, provided that (i) such employment or performance of services is undertaken by the individual at the request of the Company or an Affiliate, (ii) immediately prior to undertaking such employment or performance of services, the individual was employed by or performing services for the Company or an Affiliate or was engaged in Related Employment as herein defined and (iii) such employment or performance of services is in the best interests of the Company and is recognized by the Committee, in its discretion, as Related Employment for purposes of this Paragraph 15. The death or disability of an individual during a period of Related Employment as herein defined shall be treated, for purposes of this Plan, as if the death or onset of disability had occurred while the individual was employed by or performing services for the Company or an Affiliate.

      16.  DILUTION  AND OTHER  ADJUSTMENTS.  In the event of any  change in the outstanding Common Shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, if the Committee shall determine, in its discretion, that such change equitably requires an adjustment in the terms of any Award or the maximum number of Common Shares that may be issued as Awards pursuant to the Plan, such adjustment may be made by the Committee and shall be final, conclusive and binding for all purposes of the Plan. The Committee may also provide for the adjustment and settlement of outstanding Awards as it deems appropriate and consistent with the Plan's purpose in the event of a "change in control" of the Company, as that term is defined in the Company's Senior Executive Severance Plan.

       17. DESIGNATION OF BENEFICIARY BY PARTICIPANT. A participant may name a beneficiary to receive any payment in which he may be entitled in respect of any Award under the Plan in the event of his death, on a written form to be provided by and filed with the Secretary, and in a manner determined by the Committee in its discretion. The Committee reserves the right to review and approve beneficiary designations. A participant may change his beneficiary from time to time in the same manner, unless such participant has made an irrevocable designation. Any designation of beneficiary under the Plan (to the extent it is valid and enforceable under the applicable law) shall be controlling over any other disposition, testamentary, or otherwise, as determined by the Committee in its discretion. If no designated beneficiary survives the participant and is living on the date on which any amount becomes payable to such participant's beneficiary, such payment will be made to the legal representatives of the participant's estate, and the term "beneficiary" as used in the Plan shall be deemed to include such person or persons. If there is any question as to the legal right of any beneficiary to receive a distribution under the Plan, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of the estate of the participant, in which event the Company, the Board and the Committee and the members thereof will have no further liability to anyone with respect to such amount.

      18. FINANCIAL ASSISTANCE. If the Committee determines that such action is advisable, the Company may assist any person to whom an Award has been granted in obtaining financing from the Company under the American Express 1983 Stock Purchase Assistance Plan (or other program of the Company, or one of its Affiliates approved pursuant to applicable law), or from a bank or other third party, on such terms as are determined by the Committee, and in such amount as is required to accomplish the purposes of the Plan, including, but not limited to, to permit the exercise of an Award, the participation therein, and/or the payment of any taxes in respect thereof. Such assistance may take any form that the Committee deems appropriate, including, but not limited to, a direct loan from the Company or an Affiliate, a guarantee of the obligation by the Company or an Affiliate, or the maintenance by the Company or an Affiliate of deposits with such bank or third party.

      19. MISCELLANEOUS PROVISIONS.

            (a) No employee or other person shall have any claim or right to be granted an Award under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any participant at any time and for any reason is specifically reserved.

            (b) No participant or other person shall have any right with respect to the Plan, the Common Shares reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

            (c) Except as may be approved by the Committee, an Award or a participant's rights and interest under the Plan may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. Not by way of limitation, the Committee may allow for a participant to transfer an Award to one or more members of his immediate family, to a partnership of which the only partners are members of the participant's immediate family, or to a trust established by the participant for the benefit of one or more members of his immediate family.

            (d) No Common Shares, Other Company Securities or property, other securities or property, or other forms of payment shall be issued hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

            (e) The  Company and its  Affiliates  shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the participant (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Commit-
      tee may, in its discretion, permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

            (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards shall be no greater than the rights of the Company's general creditors.

            (g) By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

            (h) Fair market value in relation to Common Shares, Other Company Securities or property, other securities or property or other forms of payment of Awards under the Plan, or any combination thereof, as of any specific time shall mean such value as determined by the Committee in accordance with applicable law.

            (i) The masculine pronoun includes the feminine and the singular includes the plural wherever appropriate.

            (j) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Awards hereunder or any Common Shares issued pursuant hereto as may be required by Section 13 or 15(d) of the Exchange Act (or any successor provision) or any other applicable statute, rule or regulation.

            (k) The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

      20. PLAN TERMINATION. The Plan may be suspended in whole or in part at any time and from time to time by the Board. This Plan shall terminate upon the earlier of the following dates or events to occur:

            (a) upon the adoption of a resolution of the Board terminating the Plan; or

            (b) ten years from the date the Plan is initially approved and adopted by the shareholders of the Company in accordance with Paragraph 21 hereof, provided, however, that the Board may, prior to the expiration of such ten-year period, extend the term of the Plan for an additional period of up to five years for the grant of Awards other than Incentive Stock Options. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Paragraph 12.

      21. SHAREHOLDER ADOPTION. The Plan shall be submitted to the shareholders of the Company for their approval and adoption at a meeting to be held on or before April 27, 1998, or at any adjournment thereof. The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been so approved and adopted. The shareholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the State of New York.

                 DIRECTIONS TO THE 1998 AMERICAN EXPRESS COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

      American Express Company's world headquarters, site of the Company's 1998 Annual Meeting of Shareholders, are located at 200 Vesey Street on the west side of lower Manhattan in the office complex known as the World Financial Center. The World Financial Center is a part of Battery Park City, a 10-acre development of office buildings, residences and parks located on the southwestern tip of Manhattan. It is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by automobile.

BY SUBWAY

      Take any of the several subway lines (A, C, E, N, R or the 1, 2, 3, 4, 5 or 9 trains) that stop at or near the World Trade Center. Walk from the World Trade Center across the Westside Highway (also known as West Street) via one of the two pedestrian overpasses. The American Express building is on the north side of the Winter Garden in the World Financial Center.

BY AUTOMOBILE OR TAXICAB

      Proceed south on the Westside Highway in lower Manhattan toward the twin towers of the World Trade Center. Enter the World Financial Center, which is directly across the Westside Highway from the towers, by turning west on either Murray Street or Vesey Street. Proceed to the main entrance of the American
Express  building,  located  at the  corner  of Vesey  Street  and the  Westside
Highway.

                            AMERICAN EXPRESS COMPANY
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR ANNUAL MEETING ON APRIL 27, 1998

The undersigned hereby appoints Richard K. Goeltz,  Louise M. Parent and Stephen
P. Norman, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the executive offices of the Company, 200 Vesey Street, 26th Floor, New York, New York 10285, on April 27, 1998 at 10:00 A.M., local time, and at any adjournment thereof, as directed below with respect to the proposals set forth in the Proxy Statement and in their discretion upon any matter that may properly come before the meeting or any adjournment thereof.



Election of Directors. Nominees:

(01) D.F. Akerson     (02) A.L. Armstrong
(03) E.L. Artzt       (04) W.G. Bowen
(05) K.I. Chenault    (06) C.W. Duncan, Jr.
(07) H. Golub         (08) B. Sills Greenough
(09) F.R. Johnson     (10) V.E. Jordan Jr.
(11) J. Leschly       (12) D. Lewis
(13) F.P. Popoff





(COMMENTS/ADDRESS CHANGE)



(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)



(CONTINUED AND TO BE DATED AND SIGNED ON OTHER SIDE)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN THIS CARD. THE SIGNER HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN BY THE SIGNER TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.


--------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE. o



           NOTICE TO EMPLOYEES PARTICIPATING IN THE AMERICAN EXPRESS
                            INCENTIVE SAVINGS PLAN:

This proxy card indicates the number of whole shares credited to your account in the American Express Incentive Savings Plan (ISP) as of February 17, 1998. However, all the shares credited to your account in ISP as of March 2, 1998 will be voted according to your voting instructions indicated on this card if American Express Trust Company, the Trustee of the ISP, receives such instructions in a timely manner.

To be received in a timely manner, ChaseMellon Shareholder Services, L.L.C., which is acting on behalf of and at the direction of the Trustee, must receive your proxy card for tabulation by April 20, 1998.

If the Trustee does not receive your voting instructions in a timely manner, your shares held in the ISP will be voted by the Trustee, in the same proportion as the Trustee has received timely voting instructions on other shares held in ISP.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREON BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 AND 5.

                                  Please mark
                                 your votes as
                                  indicated in
                                  this example.    /X/
--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.
--------------------------------------------------------------------------------

                                                    WITHHOLD
                                      FOR ALL       FROM ALL
                                     NOMINEES       NOMINEES

Item 1 - Election of Directors         /  /            /  /

FOR the slate, except vote WITHHELD
from the following nominee(s):


--------------------------------------

--------------------------------------------------------------------------------
                                                FOR      AGAINST     ABSTAIN
Item 2 - Selection of Ernst & Young
         LLP as Independent Auditors           /   /      /   /       /   /

Item 3 - Adoption of the Company's
         1998 Incentive Compensation Plan      /   /      /   /       /   /
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.
--------------------------------------------------------------------------------

                                                FOR      AGAINST     ABSTAIN
Item 4 - Shareholder proposal #1
         relating to cumulative
         voting                                /   /      /   /       /   /

Item 5 - Shareholder proposal #2 relating
         to executive compensation             /   /      /   /       /   /
--------------------------------------------------------------------------------

I plan to attending meeting.    /  /

COMMENTS/ADDRESS
CHANGE                          /  /
(Please mark this box if you have written comments/ address change on the reverse side.)


Signature(s)-----------------------------------------     Date ----------------
NOTE: Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

                                VOTE BY TELEPHONE
                        QUICK * * * EASY * * * IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

o You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals: Press
1.
--------------------------------------------------------------------------------
               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
OPTION #2: IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY PRESS 0. YOU WILL HEAR THESE INSTRUCTIONS:
--------------------------------------------------------------------------------

Proposal 1:       To vote  FOR  ALL  nominees,  press  1;  to  WITHHOLD  FOR ALL nominees, press 9.

                  To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions. The two digit identification code you will need can be found before each nominee's name on the reverse side of this card.

Proposal 2:       To vote FOR, press 1; AGAINST,  press 9; ABSTAIN, press 0.

The instructions are the same for all remaining proposals.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
--------------------------------------------------------------------------------

                 CALL * TOLL FREE * ON A TOUCH TONE TELEPHONE
                           1-800-840-1208 - ANYTIME
                   THERE IS NO CHARGE TO YOU FOR THIS CALL.

--------------------------------------------------------------------------------
                                   SCRIPT FOR
                               LONG VOTING PROCESS
--------------------------------------------------------------------------------
SPEECH 1       Please enter the control number located in the lower right hand corner of the form.
--------------------------------------------------------------------------------
                               name of the company
SPEECH 2       To vote as the ______________________ Board recommends on ALL proposals - Press 1 now.
--------------------------------------------------------------------------------
SYSTEM         Wait two seconds. If 1 is pressed - system goes to Closing A.
               If no entry made, System goes to Speech 3.
--------------------------------------------------------------------------------
SPEECH 3       To vote on each proposal separately, Press 0 now.
--------------------------------------------------------------------------------
               Proposal 1:
                    To vote for All Nominees, Press 1; to Withhold for all
SPEECH 4               nominees, Press 9.
                    To withhold for an individual nominee, Press 0
                    Make your selection now.
--------------------------------------------------------------------------------
               System waits three seconds.
SYSTEM
               If selection 1 or 9 made, go to Speech 5.
               If 0 is selected, go to Subset 4A.
--------------------------------------------------------------------------------
               Subset:   Enter the two digit number that appears next to the
                         nominee you DO NOT wish to vote for.

               System: Wait 3 seconds - If no selection, go to Speech 5

SPEECH 4A                Press 1 to withhold from another Nominee or Press 0
                         if you have completed voting on Directors

               Subset:   If 1 - repeat Subset - Enter the two...
                         If 0 - go to Proposal 2, speech 5
--------------------------------------------------------------------------------
               Proposal 2:
                         To vote FOR, Press 1, AGAINST, Press 9,
SPEECH 5                 ABSTAIN, Press 0.

               System waits 3 seconds - if no selection - go to Speech 6.
--------------------------------------------------------------------------------
               Proposal 3:
                         To vote FOR, Press 1, AGAINST, Press 9,
SPEECH 6                 ABSTAIN, Press 0.

               System waits 3 seconds - if no selection - go to next Proposal.
--------------------------------------------------------------------------------
               And so forth for each proposal - after completion -
               Go to Closing B
--------------------------------------------------------------------------------
               You voted as the Board recommended. If this is correct, Press 1, if incorrect, Press 0.
CLOSING A
               If 1 is pressed, go to Speech 7.

               If 0 is pressed, go to Speech 8.
--------------------------------------------------------------------------------
               You voted as follows:

                    Proposal 1 - For All - Withhold All -
                    Withhold Nominee number _________

                    Proposal 2 - For, Against, Abstain

CLOSING B           and so on.

               If this is correct, Press 1 now; if incorrect, Press 0.

                    If 1 is pressed, go to Speech 7.

                    If 0 is pressed, go to Speech 8.
--------------------------------------------------------------------------------
SPEECH 7       Thank you for voting.
--------------------------------------------------------------------------------
SPEECH 8       Your votes have been cancelled. Please try again, or sign, mark and return your proxy in the envelope provided. Thank you.
--------------------------------------------------------------------------------